EXHIBIT 10.1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
AMONG
REYNOLDS AMERICAN INC.,
JPMORGAN CHASE BANK, N.A.
as ADMINISTRATIVE AGENT,
LEHMAN COMMERCIAL PAPER INC.
and
CITICORP USA, INC.,
as SYNDICATION AGENTS,
GENERAL ELECTRIC CAPITAL CORPORATION
and
MIZUHO CORPORATE BANK, LTD.,
as DOCUMENTATION AGENTS,
LEHMAN BROTHERS INC.,
J.P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as JOINT LEAD ARRANGERS
LEHMAN BROTHERS INC.,
J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as JOINT BOOKRUNNERS
and
VARIOUS LENDING INSTITUTIONS

Dated as of May 31, 2006

$2,100,000,000

** This Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) contains representations and warranties Reynolds American Inc. made to its lenders. These representations and warranties were made as of specific dates and are subject to qualifications and limitations agreed to by Reynolds American Inc. and the other parties to the Credit Agreement in connection with negotiating the terms of the Credit Agreement. Moreover, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to securityholders and in some cases may have been made solely for the purpose of providing contractual rights and remedies to the parties rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs.**

SECTION 1. Amount and Terms of Credit	1
1.01 Commitments	1
1.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings	3
1.03 Notice of Borrowing of Committed Loans	3
1.04 Disbursement of Funds	4
1.05 Notes; Register	5
1.06 Conversions	7
1.07 Pro Rata Borrowings	7
1.08 Interest	7
1.09 Interest Periods	8
1.10 Increased Costs, Illegality, etc	9
1.11 Compensation	11
1.12 Change of Lending Office	11
1.13 [RESERVED]	11
1.14 Replacement of Lenders	11
1.15 Notice of Certain Costs	12
1.16 Incremental RL Commitments	12

SECTION 2. Letters of Credit	14
2.01 Letters of Credit	14
2.02 Letter of Credit Requests	15
2.03 Letter of Credit Participations	15
2.04 Agreement to Repay Letter of Credit Drawings	17
2.05 Increased Costs	18
2.06 Indemnification; Nature of Letter of Credit Issuers’ Duties	18

SECTION 3. Fees; Commitments	20
3.01 Fees	20
3.02 Voluntary Reduction of Commitments	21
3.03 Termination of Commitments	21

SECTION 4. Payments	21
4.01 Voluntary Prepayments	21
4.02 Mandatory Prepayments	22
4.03 Method and Place of Payment	25
4.04 Net Payments	26

SECTION 5. Conditions Precedent	28
5.01 Conditions Precedent to the Fourth Restatement Effective Date	28
5.02 Conditions Precedent to All Credit Events	34

(i)

(continued)

SECTION 6. Representations, Warranties and Agreements	34
6.01 Status	35
6.02 Power and Authority	35
6.03 No Violation	35
6.04 Litigation	35
6.05 Use of Proceeds; Margin Regulations	36
6.06 Governmental Approvals	36
6.07 Investment Company Act	36
6.08 True and Complete Disclosure	37
6.09 Financial Condition; Financial Statements; Solvency	37
6.10 Tax Returns and Payments	38
6.11 Compliance with ERISA	38
6.12 Subsidiaries	38
6.13 Patents, etc.	39
6.14 Pollution and Other Regulations	39
6.15 Properties	39

SECTION 7. Affirmative Covenants	39
7.01 Information Covenants	39
7.02 Books, Records and Inspections	41
7.03 Insurance	41
7.04 Payment of Taxes	41
7.05 Consolidated Corporate Franchises	42
7.06 Compliance with Statutes, etc.	42
7.07 ERISA	42
7.08 Good Repair	43
7.09 End of Fiscal Years; Fiscal Quarters	43
7.10 Subsidiary Guaranty; Collateral	43
7.11 Margin Stock	45
7.12 Ownership Structure	46
7.13 Tax Sharing Agreement	46
7.14 Post Closing Liquidation	46

SECTION 8. Negative Covenants	46
8.01 Changes in Business	46
8.02 Consolidation, Merger, Sale of Assets, etc.	46
8.03 Liens	49
8.04 Indebtedness	51
8.05 Limitation on Dividends	54
8.06 Transactions with Affiliates	55
8.07 Consolidated Total Leverage Ratio	56
8.08 Consolidated Fixed Charge Coverage Ratio	56
8.09 Investments	56

(ii)

(continued)

8.10 No Negative Pledge	60
8.11 Modifications of Acquisition Documents and Certain Other Agreements; Limitations on Voluntary Payments, etc.	60
8.12 Maintenance of Company Separateness	61
8.13 Capital Expenditures	61

SECTION 9. Events of Default	62
9.01 Payments	62
9.02 Representations, etc.	62
9.03 Covenants.	62
9.04 Default Under Other Agreements	62
9.05 Bankruptcy, etc.	63
9.06 ERISA	63
9.07 Guaranties	64
9.08 Judgments	64
9.09 Security Documents	64
9.10 Change of Control	64

SECTION 10. Definitions	65

SECTION 11. The Lead Agents	102
11.01 Appointment	102
11.02 Delegation of Duties	103
11.03 Exculpatory Provisions	103
11.04 Reliance by Lead Agents	104
11.05 Notice of Default	104
11.06 Non-Reliance on Lead Agents and Other Lenders	104
11.07 Indemnification	105
11.08 Lead Agents in Their Individual Capacities	105
11.09 Successor Lead Agents, etc.	105

SECTION 12. Miscellaneous	106
12.01 Payment of Expenses, etc	106
12.02 Right of Setoff	108
12.03 Notices	108
12.04 Benefit of Agreement	108
12.05 No Waiver; Remedies Cumulative	112
12.06 Payments Pro Rata	113
12.07 Calculations; Computations	113
12.08 Governing Law; Submission to Jurisdiction; Venue	114
12.09 Counterparts; Severability	115
12.10 Execution	115
12.11 Headings Descriptive	115
12.12 Amendment or Waiver	116

(iii)

(continued)

12.13 Survival	116
12.14 Domicile of Loans	117
12.15 Confidentiality	117
12.16 Waiver of Jury Trial	118
12.17 USA Patriot Act	118
12.18 Interest Rate Limitation	118
12.19 Post-Closing Actions	119
12.20 Special Provisions Relating to Amendment and Restatement	119

SECTION 13. Borrower Guaranty	121
13.01 The Guaranty	121
13.02 Bankruptcy	121
13.03 Nature of Liability	122
13.04 Independent Obligation	122
13.05 Authorization	122
13.06 Reliance	123
13.07 Subordination	123
13.08 Waiver	124
13.09 Payments	125

ANNEX I	List of Lenders and Commitments
ANNEX II	Lender Addresses
ANNEX III	Existing Letters of Credit
ANNEX IV	Certain Litigation
ANNEX V	List of Subsidiaries
ANNEX VI	Existing Liens
ANNEX VII	Existing Debt
ANNEX VIII	Real Property
ANNEX IX	Existing Investments
ANNEX X	Post-Closing Matters
ANNEX XI	Designated Properties

EXHIBIT A-1	Form of Term Note
EXHIBIT A-2	Form of Revolving Note
EXHIBIT A-3	Form of Swingline Note
EXHIBIT B	Form of Letter of Credit Request
EXHIBIT C-1	Form of Opinion of Executive Vice President, General Counsel and Assistant Secretary
EXHIBIT C-2	Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC
EXHIBIT C-3	Form of Opinion of Kilpatrick Stockton LLP
EXHIBIT D	Form of Subsidiary Guaranty
EXHIBIT E	Form of Assignment Agreement
EXHIBIT F	Form of Solvency Certificate

(iv)

(continued)

EXHIBIT G	Form of Intercompany Subordination Agreement
EXHIBIT H	Form of Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	Form of Section 4.04(b)(ii) Certificate
EXHIBIT K	Form of Incremental RL Commitment Agreement
EXHIBIT L	Form of RAI Assumption Agreement
EXHIBIT M	Form of RJRTH Intercompany Note
EXHIBIT N	Form of RAI Existing Senior Notes Assumption and Indemnification Agreement

(v)

          FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 31, 2006, among REYNOLDS AMERICAN INC., a North Carolina corporation (the “Borrower”), and the lending institutions listed from time to time on Annex I hereto (each, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.
WITNESSETH:
          WHEREAS, the Borrower, R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (“RJRTH”), and certain financial institutions are party to a Credit Agreement, dated as of May 7, 1999, amended and restated as of November 17, 2000, amended and restated as of May 10, 2002 and further amended and restated as of July 30, 2004 (as so amended and restated and as the same has been further amended, modified, supplemented to, but not including, the Fourth Restatement Effective Date, the “Third Amended and Restated Credit Agreement”); and
          WHEREAS, the parties hereto wish to amend and restate the Third Amended and Restated Credit Agreement in its entirety as herein provided;
          NOW, THEREFORE, the parties hereto agree that the Third Amended and Restated Credit Agreement shall be and is hereby amended and restated in its entirety as follows:
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Amount and Terms of Credit.
          1.01 Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender with a Revolving Loan Commitment severally agrees to make a loan or loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans:
     (i) shall be made at any time and from time to time on and after the Original Effective Date and prior to the Revolving Loan Maturity Date;
     (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Reference Rate Loans or Eurodollar Loans, provided that all Revolving Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type;
     (iii) may be repaid and reborrowed in accordance with the provisions hereof; and
     (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate Letter of Credit Outstandings plus (II) the aggregate outstanding principal amount of all Swingline Loans then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

          (b) Subject to and upon the terms and conditions herein set forth, the Swingline Lender agrees, at any time and from time to time on and after the Original Effective Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans:
     (i) shall be Reference Rate Loans;
     (ii) shall have the benefit of the provisions of Section 1.01(c);
     (iii) shall not exceed in the aggregate at any one time outstanding the Swingline Commitment of the Swingline Lender at such time;
     (iv) shall not exceed at any time outstanding that aggregate principal amount which, when combined with the aggregate principal amount of all Revolving Loans then outstanding and all Letter of Credit Outstandings at such time, equals the Total Revolving Loan Commitment then in effect; and
     (v) may be repaid and reborrowed in accordance with the provisions hereof.
          On (x) the Swingline Maturity Date, all Swingline Loans shall be repaid in full and (y) the last Business Day of each calendar quarter, all Swingline Loans shall be repaid in full and may not be reborrowed until the next succeeding Business Day, provided that repayment of the Swingline Loans pursuant to this clause (y) shall not be required to the extent that the aggregate outstanding principal amount of Swingline Loans to be repaid is less than $10,000,000. The Swingline Lender will not make a Swingline Loan after it has received written notice from the Required Lenders that one or more of the applicable conditions to Credit Events specified in Section 5 are not then satisfied.
          (c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given by the Swingline Lender upon the occurrence of an Event of Default under Section 9.05), in which case a Borrowing of Revolving Loans constituting Reference Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each RL Lender’s RL Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Lender for its outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Reference Rate Loans upon one Business Day’s notice (or deemed notice) pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender, notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Loan Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each

RL Lender (other than the Swingline Lender) hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such assignment of its outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages; provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RL Lender purchasing same from and after such date of purchase.
          (d) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans:
     (i) shall be incurred pursuant to a single drawing on the Fourth Restatement Effective Date;
     (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Reference Rate Loans or Eurodollar Loans, provided that all Term Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type; and
     (iii) shall be made by each such Lender in that aggregate principal amount which equals the Term Loan Commitment of such Lender on the Fourth Restatement Effective Date (before giving effect to the termination thereof on such date pursuant to Section 3.03(c)).
Once repaid, Term Loans incurred hereunder may not be reborrowed.
          1.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the applicable Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 1.01(c)). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than twenty Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans under this Agreement.
          1.03 Notice of Borrowing of Committed Loans. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Reference Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office at least one Business Day’s prior notice of each Reference Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, together with each notice of a Borrowing of Swingline Loans pursuant to Section 1.03(b), a “Notice of Borrowing”), shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Reference Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 11:00 A.M. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).
          (c) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
          (d) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
          1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date of each Borrowing (including Mandatory Borrowings), each Lender with a Commitment under the respective Tranche will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided in Section 1.04(b) below.
          (b) Each Lender with a Commitment under the respective Tranche shall make available all amounts it is to fund under any Borrowing in U.S. Dollars and immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings) make available to the Borrower by depositing to its account at the Administrative Agent’s Office the aggregate of the amounts so made available in U.S. Dollars and the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the

Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.
          (c) Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          1.05 Notes; Register. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be set forth in the Register maintained by the Administrative Agent pursuant to Section 12.04(f) and, subject to the provisions of Section 1.05(f), shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-2 with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”) and (iii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-3 with blanks appropriately completed in conformity herewith (the “Swingline Note” and, together with the Term Notes and the Revolving Notes, each, a “Note” and, collectively, the “Notes”).
          (b) The Term Note issued to each Lender with a Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Fourth Restatement Effective Date (or, in the case of any Term Note issued after the Fourth Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loan Commitment of such Lender on the date of issuance thereof (or, if issued after the termination of such Term Loan Commitment, in a stated principal amount equal to the outstanding principal amount of the Term Loans of such Lender on the date of the issuance thereof) and be payable in the principal amount of the Term Loans evidenced thereby from time to time, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Reference Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) The Revolving Note issued to each Lender with a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Fourth Restatement Effective Date (or, in the case of any Revolving Note issued after the Fourth Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender on the date of issuance thereof (or, if issued after the termination of such Revolving Loan Commitment, in a stated principal amount equal to the outstanding principal amount of the Revolving Loans of such Lender on the date of the issuance thereof) and be payable in the principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Reference Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (d) The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Fourth Restatement Effective Date (or, in the case of any Swingline Note issued after the Fourth Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Swingline Commitment of the Swingline Lender on the date of issuance thereof (or, if issued after the termination of such Swingline Commitment, in a stated principal amount equal to the outstanding principal amount of the Swingline Loans of the Swingline Lender on the date of the issuance thereof) and be payable in the principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Reference Rate Loans evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (e) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower’s obligations in respect of such Loans.
          (f) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

          1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion equal to at least the applicable Minimum Borrowing Amount of the outstanding principal amount of Loans under a given Tranche of one Type into a Borrowing or Borrowings of Loans under such Tranche of another Type; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount, (ii) Reference Rate Loans may only be converted into Eurodollar Loans if no Event of Default is in existence on the date of the conversion and (iii) Borrowings resulting from conversions pursuant to this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 11:00 A.M. (New York time) at least three Business Days’ (or one Business Day’s in the case of a conversion into Reference Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Loans of a given Tranche to be so converted, the Type of Loans to be converted into and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion affecting any of its Loans.
          1.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their respective Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
          1.08 Interest. (a) The unpaid principal amount of each Reference Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Reference Rate, in each case as in effect from time to time.
          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.
          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan under a given Tranche shall, in each case, bear interest at a rate per annum equal to the Reference Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Margin for Loans of the respective Tranche maintained as Reference Rate Loans; provided that each Eurodollar Loan shall bear interest after maturity (whether by acceleration or otherwise) until the end of the Interest Period then applicable thereto at a rate per annum equal to 2% in excess of the rate of interest applicable thereto at maturity. All other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Reference Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.

          (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Reference Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and on any prepayment (on the amount prepaid) and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).
          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.
          1.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:
     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Reference Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (iv) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

     (v) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.02(b), if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.
          Notwithstanding the foregoing, if an Event of Default is in existence at the time any Interest Period in respect of any Eurodollar Loans is to expire, such Eurodollar Loans may not be continued as Eurodollar Loans but instead shall be automatically converted on the last day of such Interest Period into Reference Rate Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Reference Rate Loans effective as of the expiration date of such current Interest Period.
          1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
     (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising on or after the Fourth Restatement Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Fourth Restatement Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) such as, for example, but not limited to, (A) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate or (B) a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amount payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located) and/or (y) other circumstances affecting the interbank Eurodollar market; or
     (iii) at any time, that the making or continuance of any Loan (other than Reference Rate Loans) has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or, in the case of a Eurodollar Loan, has become impracticable as a result of a contingency occurring after the Fourth Restatement Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall on such date give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof as promptly as practicable after the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Reference Rate Loan; provided that if more than one Lender is affected in a similar manner at any time, then all such similarly affected Lenders must be treated the same pursuant to this Section 1.10(b).
          (c) If after the Fourth Restatement Effective Date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Fourth Restatement Effective Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 1.15, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon receipt of such notice.
          1.11 Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profit with respect to such Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10); (ii) if any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b). Calculation of all amounts payable to a Lender under this Section 1.11 in respect of Eurodollar Loans shall be made as though that Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11.
          1.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 2.05 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 2.05 or 4.04.
          1.13 [RESERVED]
          1.14 Replacement of Lenders. If (x) any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Lender refuses to give timely consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as, and to the extent, provided in Section 12.12(b), or (z) any Lender is owed increased costs under Section 1.10(a) or (c), Section 2.05 or Section 4.04 which in the judgment of the Borrower are material in amount and which are not otherwise requested generally by the other Lenders, the Borrower shall have the right, if no Event of Default then exists and, in the case of a Lender described in clause (z) above, such Lender has not withdrawn its request for such compensation or changed its applicable lending office with the effect of eliminating or substantially decreasing (to a level which in the judgment of the Borrower is not material) such increased cost, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Transferees (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent and, in the case of the replacement of a Replaced Lender with a Revolving Loan Commitment (and/or related Obligations), each Significant Letter of Credit Issuer, provided that (i) at the time of any replacement pursuant to this Section 1.14, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to which the Replacement Lender shall acquire all of the Commitment and outstanding Loans of, and participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (b) an amount equal to such Replaced Lender’s participations in Unpaid Drawings that have been funded by such Replaced Lender, together with all then accrued but unpaid interest with respect thereto at such time, and (c) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01 hereof and (y) the appropriate Letter of Credit Issuer an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing not funded by such Replaced Lender and (ii) all Obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note executed by the Borrower (if any), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.
          1.15 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10 or 2.05 is given by any Lender more than 180 days after the occurrence of the event giving rise to the additional cost, reduction in amounts or other additional amounts of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10 or Section 2.05, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.
          1.16 Incremental RL Commitments. (a) The Borrower shall have the right, without requiring the consent of any of the Lenders, to request at any time and from time to time after the Fourth Restatement Effective Date so long as no Default or Event Default has occurred and is continuing, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders as provided below) satisfactory to the Administrative Agent (with such consent not to be unreasonably withheld) provide Incremental RL Commitments and, subject to the applicable terms and conditions contained in this

Agreement, make Revolving Loans pursuant thereto; it being understood and agreed, however, that (i) until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to the Administrative Agent an Incremental RL Commitment Agreement in respect thereof as provided in clause (b) of this Section 1.16, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment provided pursuant to this Section 1.16, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) each provision of Incremental RL Commitments on a given date pursuant to this Section 1.16 shall be in a minimum aggregate amount (for all Lenders (including any Eligible Transferee who will become a Lender)) of at least $20,000,000, (iv) the aggregate amount of all Incremental RL Commitments provided pursuant to this Section 1.16 shall not exceed $250,000,000, (v) all Revolving Loans made pursuant to an Incremental RL Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Subsidiaries Guaranty and (vi) all actions taken by the Borrowers pursuant to this Section 1.16 shall be done in coordination with the Administrative Agent.
          (b) At the time of the provision of Incremental RL Commitments pursuant to this Section 1.16, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental RL Commitment (each, an “Incremental RL Lender”) shall execute and deliver to the Administrative Agent an Incremental RL Commitment Agreement, with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur on the date set forth in such Incremental RL Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 1.16 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental RL Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time, (i) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (ii) Annex I shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders and (iii) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at the Borrower’s expense, to such Incremental RL Lender in conformity with the requirements of Section 1.05.
          (c) At the time of any provision of Incremental RL Commitments pursuant to this Section 1.16, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the RL Lenders, and incur additional Revolving Loans from certain other RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the RL Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 1.16) and with the Borrower being obligated to pay to the respective RL Lenders any costs of the type referred to in Section 1.11 in connection with any such repayment and/or Borrowing.
          SECTION 2. Letters of Credit.
          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that a Letter of Credit Issuer issue, at any time and from time to time on or after the Original Effective Date and prior to the L/C Termination Date, for the account of the Borrower and in support of any Permitted Obligations, to replace Existing Letters of Credit, to effect Permitted Litigation Bonding or in support of such other obligations of the Borrower and/or any of its Subsidiaries as are acceptable to the Administrative Agent, an irrevocable standby letter of credit or letters of credit in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent, acting reasonably, and, subject to and upon the terms and conditions set forth in this Agreement, the Letter of Credit Issuer will issue the Letters of Credit so requested to be issued.
          (b) Notwithstanding the foregoing (i) no Letter of Credit shall be issued (x) the Stated Amount of which, when added to the Letter of Credit Outstandings at such time would exceed, when added to the sum of the aggregate principal amount of all Revolving Loans and all Swingline Loans then outstanding, the Total Revolving Loan Commitment at such time or (y) with an expiration date beyond the L/C Termination Date, provided that, at the request of the Borrower, a Letter of Credit Issuer may in its sole discretion permit any Letter of Credit to have an expiration date after the L/C Termination Date by giving written notice of such permission to the Borrower, so long as (x) upon the earlier to occur of (I) the date of any request of the respective Letter of Credit Issuer and (II) the 91st day preceding the L/C Termination Date, the Borrower shall pay to the respective Letter of Credit Issuer an amount of cash and/or Marketable Investments acceptable to such Letter of Credit Issuer equal to 105% of the Letter of Credit Outstandings with respect to such Letter of Credit, such cash and Marketable Investments to be held as security for the obligations of the Borrower in respect of such Letter of Credit in a cash collateral account, and pursuant to cash collateral arrangements, satisfactory to such Letter of Credit Issuer and (y) the aggregate Stated Amount of all Letters of Credit at any time having an expiration date after the L/C Termination Date shall not exceed $15,000,000; (ii) each Letter of Credit shall be denominated in U.S. Dollars or an Approved Alternate Currency; and (iii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a notice in writing from the Required Lenders that one or more of the applicable conditions specified in Section 5 are not then satisfied.
          (c) Annex III hereto contains a description of all letters of credit issued by any Lender for the account of RJRTH pursuant to the Third Amended and Restated Credit Agreement and outstanding on the Fourth Restatement Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount (which shall be in U.S. Dollars or an Approved Alternate Currency), (v) the name of the beneficiary and (vi) the expiry date). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” issued for the account of the Borrower for all purposes of this Agreement, issued, for purposes of Section 2.03(a), on the

Fourth Restatement Effective Date and the respective issuer(s) thereof shall constitute the “Letter of Credit Issuer(s)” with respect to such Letter of Credit for all purposes of this Agreement.
          2.02 Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer that is to issue same at least five Business Days’ (or such lesser number of days as may be agreed to by the relevant Letter of Credit Issuer) written notice thereof. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B attached hereto (each, a “Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each RL Lender.
          2.03 Letter of Credit Participations. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit (and on the Fourth Restatement Effective Date, in the case of Existing Letters of Credit), such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RL Lender (each such other RL Lender, in its capacity under this Section 2.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “participation”), to the extent of such Participant’s RL Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor that remains in effect after the Original Effective Date, or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Participants as provided in Section 3.01(c) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Revolving Loan Commitments of the RL Lenders pursuant to Section 1.14, 1.16 or 12.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new RL Percentages of the assignor and assignee RL Lender and of all RL Lenders.
          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer issuing same shall have no obligation relative to the Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.
          (c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent and each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s RL Percentage of such unreimbursed payment in U.S. Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent for the account of such Letter of Credit Issuer its RL Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of

Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision). If such Letter of Credit Issuer so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of such Letter of Credit Issuer such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of the applicable Letter of Credit Issuer its RL Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent such other Participant’s RL Percentage of any such payment.
          (c) Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to the preceding clause (c), such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its RL Percentage of such reimbursement obligation, in U.S. Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (d) The obligations of the Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (except as expressly provided in Section 2.03(c)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender, or other

Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;
     (v) the occurrence of any Default or Event of Default; or
     (vi) the failure of any condition precedent set forth in Section 5 hereof to have been satisfied at the time of the issuance of any Letter of Credit, unless the applicable Letter of Credit Issuer shall have received a notice in writing to such effect from the Required Lenders pursuant to Section 2.01(b)(iv) hereof prior to the issuance of such Letter of Credit.
          2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent in U.S. Dollars and immediately available funds at the Administrative Agent’s Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) promptly after, and in any event within one Business Day after the date of, notice given by such Letter of Credit Issuer to the Borrower of such payment (which notice each Letter of Credit Issuer hereby agrees to give promptly after the making of any payment or disbursement under a Letter of Credit, provided that no such notice shall be required to be given if a Default or an Event of Default under Section 9.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor, at a rate per annum which shall be the Applicable Margin for Revolving Loans maintained as Reference Rate Loans plus the Reference Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the second Business Day following any such notice of payment or disbursement), such interest to be payable on demand. Notwithstanding the foregoing, to the extent that a Letter of Credit Issuer of a Letter of Credit denominated in a currency other than U.S. Dollars has agreed in writing to such arrangement at the time of the issuance of such Letter of Credit, the Borrower shall reimburse any Drawing thereunder in the currency in which such Letter of Credit is denominated; provided that (x) if any such Drawing is made at a time when there exists an Event of Default or (y) if such reimbursement is not made by the close of business two Business Days after the Borrower has received notice of such Drawing, then, in either such case, such reimbursement shall instead be made in U.S. Dollars and in immediately available funds (with the amount of such reimbursement to be calculated as provided in Section 12.07(c)).

          (b) The Borrower’s obligations under this Section 2.04 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) issued by it shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Lender (including in its capacity as a Letter of Credit Issuer or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the respective Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a court of competent jurisdiction on the part of such Letter of Credit Issuer.
          2.05 Increased Costs. If after the Fourth Restatement Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any Participant with any request or directive made or adopted after the Fourth Restatement Effective Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer, or such Participant’s participation therein, or (ii) impose on any Letter of Credit Issuer or any Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or participations therein or any Letter of Credit or such Participant’s participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder in respect of Letters of Credit or participations therein, then, upon demand to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not, subject to Section 1.15, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.05 upon receipt of such certificate.
          2.06 Indemnification; Nature of Letter of Credit Issuers’ Duties. (a) In addition to its other obligations under this Section 2, the Borrower hereby agrees to protect, indemnify, pay and save each of the Letter of Credit Issuers harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees but excluding those taxes excluded from the definition of Taxes in

Section 4.04) that any such Letter of Credit Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of any Letter of Credit Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
          (b) As between the Borrower and the Letter of Credit Issuers, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Except as expressly provided in Section 2.06(e), the Letter of Credit Issuers shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuers, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Letter of Credit Issuers’ rights or powers hereunder.
          (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Letter of Credit Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Letter of Credit Issuer under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Letter of Credit Issuers against any and all risks involved in the issuance of the Letters of Credit arising from any present or future Government Acts. The Letter of Credit Issuers shall not, in any way, be liable for any failure by the Letter of Credit Issuers or anyone else to pay any Drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Letter of Credit Issuers.
          (d) Nothing in this Section 2.06 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.04 hereof. The obligations of the Borrower under this Section 2.06 shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Letter of Credit Issuers to enforce any right, power or benefit under this Agreement.
          (e) Notwithstanding anything to the contrary contained in this Section 2.06, (i) the Borrower shall have no obligation to indemnify any Letter of Credit Issuer in respect of any liability incurred by such Letter of Credit Issuer arising solely out of the gross negligence or willful misconduct of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) the Borrower shall have a claim against any Letter of Credit Issuer and such Letter of Credit Issuer shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (x) such Letter of Credit Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) in determining whether the documents presented under its Letter of Credit complied with the terms of such Letter of Credit or (y) such Letter of Credit Issuer’s willful or grossly negligent failure to pay under its Letter of Credit after presentation to it of a drawing certificate and any other documents strictly complying with the terms and conditions of such Letter of Credit (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          SECTION 3. Fees; Commitments.
          3.01 Fees. (a) The Borrower agrees to pay the Administrative Agent for the account of each Non-Defaulting RL Lender a commitment fee (the “Commitment Fee”) for the period from and including the Fourth Restatement Effective Date to but not including the Revolving Loan Maturity Date or, if earlier, the date upon which the Total Revolving Loan Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable Margin for such day multiplied by the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Such Commitment Fee shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
          (b) The Borrower agrees to pay to the Administrative Agent for the account of the RL Lenders pro rata on the basis of their respective RL Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), computed for each day at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans for such day multiplied by the then Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
          (c) The Borrower agrees to pay to the Administrative Agent for the account of each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Facing Fee”) computed for each day at a rate per annum equal to 0.25% (or such lesser percentage as may be agreed by the Borrower and the respective Letter of Credit Issuer in any given case) multiplied by the average daily Stated Amount of such Letter of Credit. Such Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
          (c) The Borrower hereby agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

          (d) The Borrower shall pay to the Administrative Agent for the account of each Agent and each other Lender the fees specified in the accepted commitment letter, or related fee letter, executed by such Agent or such Lender, as the case may be, when and as due.
          (e) All computations of Fees shall be made in accordance with Section 12.07(b).
          3.02 Voluntary Reduction of Revolving Loan Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate Revolving Loan Commitments of the RL Lenders, in part or in whole, in an amount equal to the Total Unutilized Revolving Loan Commitment at such time (or, to the extent that at such time there are no Revolving Loans or Swingline Loans outstanding and no Letter of Credit Outstandings, to terminate all Revolving Loan Commitments, in full), provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each of the RL Lenders and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $10,000,000.
          3.03 Termination of Commitments. (a) The Total Revolving Loan Commitment shall terminate on the Revolving Loan Maturity Date.
          (b) The Swingline Lender’s Swingline Commitment shall terminate on the Swingline Maturity Date.
          (c) The Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Fourth Restatement Effective Date (after giving effect to the incurrence of Term Loans on such date).
          SECTION 4. Payments.
          4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans of a given Tranche in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (x) in the case of Reference Rate Loans, 11:00 A.M. (New York time) one Business Day prior to, (y) in the case of Eurodollar Loans, 11:00 A.M. (New York time) three Business Days prior to, and (z) in the case of Swingline Loans, 11:00 A.M. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders entitled thereto; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $10,000,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for Eurodollar Loans; (iii) each prepayment in respect of any Loans of a given Tranche made pursuant to a given Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loan of a Defaulting Lender at any time when the aggregate amount of Revolving Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s RL Percentage of all Revolving Loans then outstanding; and (iv) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied (I) first, to reduce the four immediately succeeding Scheduled Repayments (after giving effect to all prior reductions thereto) required to be made after the date of the respective prepayment pursuant to this Section 4.01 in direct order of maturity and (II) second, to the extent in excess thereof, to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).
          4.02 Mandatory Prepayments. (a) If on any date the sum of the outstanding principal amount of all Revolving Loans and Swingline Loans and the aggregate amount of Letter of Credit Outstandings (all the foregoing, collectively, the “Aggregate RL Outstandings”) exceeds the Total Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans and, after Swingline Loans have been paid in full, Revolving Loans, in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans and Swingline Loans, the Aggregate RL Outstandings exceed the Total Revolving Loan Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the Obligations of the Borrower hereunder (including, without limitation, obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in Marketable Investments reasonably satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).
          (b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01 or 4.02(f), a “Scheduled Repayment”):

Scheduled Repayment Date	Amount
The last Business Day of Borrower’s fiscal quarter ending September 30, 2006	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending December 31, 2006	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending March 31, 2007	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending June 30, 2007	$3,875,000

Scheduled Repayment Date	Amount
The last Business Day of Borrower’s fiscal quarter ending September 30, 2007	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending December 31, 2007	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending March 31, 2008	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending June 30, 2008	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending September 30, 2008	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending December 31, 2008	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending March 31, 2009	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending June 30, 2009	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending September 30, 2009	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending December 31, 2009	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending March 31, 2010	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending June 30, 2010	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending September 30, 2010	$3,875,000

Scheduled Repayment Date	Amount
The last Business Day of Borrower’s fiscal quarter ending December 31, 2010	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending March 31, 2011	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending June 30, 2011	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending September 30, 2011	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending December 31, 2011	$3,875,000
The last Business Day of Borrower’s fiscal quarter ending March 31, 2012	$3,875,000
Term Loan Maturity Date	$1,460,875,000
          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Fourth Restatement Effective Date upon which Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.04, except for Additional Non-Acquisition Senior Notes issued pursuant to Section 8.04(k)), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 4.02(f) and (g).
          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the Applicable ECF Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment of Term Loans in accordance with the requirements of Sections 4.02(f) and (g).

          (e) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.
          (f) Each principal repayment of Term Loans made as required by Sections 4.02(c) and (d) shall be applied to reduce the then remaining Scheduled Repayments of Term Loans on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Repayments after giving effect to all prior reductions thereto).
          (g) With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing(s) of the respective Tranche pursuant to which made; provided that: (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing under a given Tranche shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurodollar Loans, such Borrowing shall immediately be converted into a Borrowing of Reference Rate Loans under such Tranche; and (ii) each prepayment of any Tranche of Loans made pursuant to a Borrowing shall be applied pro rata among such Tranche of Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.
          4.03 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Administrative Agent’s Office, it being understood that written, telex or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto. If and to the extent that any such distribution shall not be so made by the Administrative Agent in full on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day), the Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from the Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to the Administrative Agent until the date the Administrative Agent pays such amount to such Lender.
          (b) Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          4.04 Net Payments. (a) All payments made by the Borrower hereunder will be made without setoff, counterclaim or other defense. The Borrower will pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of a Loan and/or the recording, registration, notarization or other formalization thereof and/or any payments of principal, interest or other amounts made on or in respect of a Loan (all such taxes, levies, costs and charges being herein collectively called “Taxes”; provided that Taxes shall not include taxes imposed on or measured by the overall net income of that Lender (or any alternative tax imposed generally by any relevant jurisdiction in lieu of a tax on net income) by the United States of America or any political subdivision or taxing authority thereof or therein or taxes on or measured by the overall net income (or any alternative tax imposed generally by any relevant jurisdiction in lieu of a tax on net income) of that Lender by any foreign country or subdivision thereof pursuant to the laws of which such Lender is organized or in which the principal office or applicable lending office of such Lender is located). The Borrower shall also pay such additional amounts equal to increases in taxes payable by that Lender described in the foregoing proviso which increases are attributable to payments made by the Borrower described in the immediately preceding sentence of this Section. Promptly after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will, at the request of that Lender, furnish to that Lender evidence, in form and substance satisfactory to that Lender, that the Borrower has met its obligation under this Section 4.04. The Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any Taxes, as determined by that Lender in its good faith and reasonable discretion. Such Lender shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this Section 4.04.
          (b) Each Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to provide to the Borrower on or prior to the Fourth Restatement Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or Section 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section 4.04(b)), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Note or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit J (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement or under any Note. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, but that is not a corporation (as such term is defined in Section 7701(a)(3) of the Code) for such purposes, agrees to provide to the Borrower on or prior to the Fourth Restatement

Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or Section 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section 4.04(b)), on the date of such assignment to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form). In addition, each such Lender agrees that from time to time after the Fourth Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a claim for benefits of an income tax treaty) or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement or any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form. Notwithstanding anything to the contrary contained in Section 4.04(a), (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to pay a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Fourth Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.
          (c) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) subject to Section 12.15, nothing in this Section 4.04(c) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time when a Default or Event of Default exists. If in the reasonable opinion of the Borrower, any amount has been paid to, by or on behalf of any Lender pursuant to this Section 4.04 with respect to Taxes which are not correctly or legally asserted, such Lender will (subject, however, to the immediately succeeding proviso and the limitations described in the immediately preceding sentence) cooperate in good faith with the Borrower in identifying any purported Tax Benefit, provided that the rendering of any such cooperation by such Lender would not cause such Lender to incur any out of pocket expense (which is not otherwise paid in full by Borrower prior to or at the time such expense is incurred).
          SECTION 5. Conditions Precedent.
          5.01 Conditions Precedent to the Fourth Restatement Effective Date. This Agreement shall become effective on the date (the “Fourth Restatement Effective Date”) when each of the following conditions are first satisfied:
     A. Execution; Notes. The Fourth Restatement Execution Date shall have occurred as provided in Section 12.10 and there shall have been delivered to the Administrative Agent for the account of each Lender requesting same the appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein.
     B. Officer’s Certificate. The Administrative Agent shall have received certificates, dated the Fourth Restatement Effective Date and signed by an appropriate officer of the Borrower, stating that all of the applicable conditions set forth in Sections 5.01F, G, H, P and S and 5.02 have been satisfied as of such date.
     C. Opinions of Counsel. The Administrative Agent shall have received an opinion, or opinions, in form and substance satisfactory to each Agent, addressed to each of the Lenders and dated the Fourth Restatement Effective Date, from (i) McDara P. Folan III, Senior Vice President, Deputy General Counsel and Secretary of the Borrower, which opinion shall cover the matters contained in Exhibit C-1 hereto, (ii) Womble Carlyle Sandridge & Rice, PLLC, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-2 hereto, and (iii) Kilpatrick Stockton LLP, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-3 hereto, together with such other opinions, if any, covering such matters as the Agents shall reasonably request, from counsel, and in form and substance, reasonably satisfactory to the Agents.
     D. Company Proceedings. On the Fourth Restatement Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to each Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including records of Company proceedings and governmental approvals, if any, which any Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.
     E. Organizational Documentation, etc. The Lenders shall have received copies of the Certificate of Incorporation and By-Laws or other equivalent organizational documents of each Credit Party, certified on or recently prior to the Fourth Restatement Effective Date as true and complete by an appropriate Company officer or Governmental Authority.
     F. Consummation of Transaction. (a) On the Fourth Restatement Effective Date (and concurrently with the initial incurrence of Loans hereunder), (i) all material conditions precedent to the consummation of the Acquisition as set forth in the Acquisition Agreement shall have been satisfied, and not waived, except with the consent of each Agent and (ii) the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement and all applicable law.
     (b) On the Fourth Restatement Effective Date (and prior to or concurrently with the initial incurrence of Loans hereunder), (i) the Borrower shall have received cash proceeds of $1,650,000,000 (calculated before original issue discount, underwriting discounts and commissions) from the issuance by it of a like principal amount of Initial New Senior Notes and (ii) the issuance of the Initial New Senior Notes shall have been consummated in accordance with the terms and conditions of the Initial New Senior Notes Documents and all applicable law.
     (c) On the Fourth Restatement Effective Date, (i) the Administrative Agent shall have received true and correct copies of all Initial New Senior Notes Documents and all Acquisition Documents, in each case certified as such by an Authorized Officer of the Borrower and (ii) all such Documents shall be in full force and effect.
     (d) On the Fourth Restatement Effective Date, RJRTH shall have duly authorized, executed and delivered to the Borrower a promissory note in the form of Exhibit M (the “RJRTH Intercompany Note”), which RJRTH Intercompany Note shall, in turn, have been delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.
     G. Adverse Change. No event, development or circumstance shall have occurred since December 31, 2005 (or, if such event, development or circumstance has occurred since December 31, 2005, the Specified Agents had no knowledge thereof prior to April 24, 2006) that has caused, or could reasonably be expected to cause, a Material Adverse Effect.
     H. Approvals. On or prior to the Fourth Restatement Effective Date, (i) all governmental, regulatory and third party approvals necessary under the terms of the Acquisition Agreement to consummate the Acquisition and all material governmental, regulatory and third party approvals necessary to consummate the financing transactions contemplated by the Documents and for the continuing operations of the Borrower and its Subsidiaries taken as a whole, shall have been obtained and remain in full force and effect and (ii) all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein.
     I. Unaudited Pro Forma Condensed Combined Financial Statements; Pro Forma Financial Statements. (a) The Agents shall have received (x) the audited (incorporated by reference from filings with the SEC) and unaudited interim (quarterly) consolidated financial statements of the Borrower (which shall have been reviewed by the Borrower’s independent registered public accounting firm as provided in Statement on Auditing Standards No. 100) and each Subsidiary Guarantor, to the extent any such financial statements would be required by (including by means of incorporation by reference), and meeting the requirements of, Regulation S-X for a Form S-3 registration statement under the Securities Act of 1933, as amended, relating to the offering of debt securities of the Borrower and guarantees thereof by each of the Subsidiary Guarantors, (y) audited combined historical financial statements of the Conwood Subsidiaries for the fiscal year ended December 31, 2005 and (z) pro forma financial statements of the Borrower based on the audited combined historical financial statements of the Conwood Subsidiaries for the fiscal year ended December 31, 2005 and on the Borrower’s audited historical financial statements for the fiscal year ended December 31, 2005 (the “Pro Forma Financial Statements”).
     (b) The Agents shall have received and shall be reasonably satisfied with a schedule showing a ratio of Consolidated Indebtedness (determined as of the Fourth Restatement Effective Date, after giving pro forma effect to the Transaction) to Consolidated EBITDA for the Test Period ended on the date of the most recent available financial statements of the Borrower as of the Fourth Restatement Effective Date of no more than 2.25:1:00.
     J. Subsidiary Guaranty. Each Subsidiary Guarantor shall have duly authorized, executed and delivered an amended and restated Subsidiary Guaranty substantially in the form of Exhibit D hereto (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Guaranty”), and the Subsidiary Guaranty shall be in full force and effect.
     K. Intercompany Subordination Agreement. The Borrower and each of its Subsidiaries (other than an Insignificant Subsidiary) shall have duly authorized, executed and delivered an amended and restated Subordination Agreement substantially in the form of Exhibit G hereto (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.
     L. Pledge Agreement. The Borrower, each Subsidiary Guarantor and NA Holding shall have duly authorized, executed and delivered an amended and restated Pledge

Agreement in the form of Exhibit H (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Pledge Agreement”), and the following other documents shall be, or shall previously have been, delivered to the Collateral Agent, as Pledgee thereunder:
     (i) all Collateral referred to in the Pledge Agreement then owned by such Credit Party (including all outstanding shares of Borrower Preferred Stock), (x) endorsed in blank, or accompanied by executed and undated endorsements for transfer, in the case of promissory notes constituting Collateral thereunder and (y) together with executed and undated endorsements for transfer, in the case of Equity Interests constituting certificated Collateral thereunder;
     (ii) proper Financing Statements (Form UCC-1) and/or Financing Statement amendments (Form UCC-3) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Pledge Agreement; and
     (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Pledge Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Pledge Agreement;
and the Pledge Agreement shall be in full force and effect.
          M. Security Agreement. The Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered an amended and restated Security Agreement in the form of Exhibit I (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”) covering all of the Collateral referred to therein, and the following other documents shall be, or shall previously have been, delivered to the Collateral Agent:
     (i) executed copies of financing statements (Form UCC-1) and/or financing statement amendments (Form UCC-3) (or appropriate local equivalent) in appropriate form for filing under the UCC or appropriate local equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement; and
     (ii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement have been taken;
and the Security Agreement shall be in full force and effect.

     N. Mortgages. On the Fourth Restatement Effective Date (but subject to Section 12.19), the Collateral Agent shall have received:
     (i) fully executed counterparts of amendments to, and/or amendments and restatements of, each of the Existing Mortgages (the “Mortgage Amendments”), in form and substance satisfactory to the Collateral Agent, together with evidence that a counterpart of each such Mortgage Amendment has been delivered to the title company insuring the Lien on the respective Existing Mortgage for recording in all places to the extent necessary or desirable, in the reasonable judgment of the Collateral Agent, effectively to maintain a valid and enforceable first priority mortgage lien (subject to Permitted Liens) on each Existing Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Creditors;
     (ii) endorsements of the authorized issuing agent for title insurers reasonably satisfactory to the Collateral Agent to each Existing Mortgage Policy assuring the Collateral Agent that each Existing Mortgage is a valid and enforceable first priority mortgage lien on the respective Existing Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens;
     (iii) fully executed counterparts of Mortgages in form and substance satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property (located in the United States or any State or territory thereof) owned or leased by the Borrower or any of its Subsidiaries (after giving effect to the Transaction) as are designated on Annex VIII as a “New Mortgaged Property,” together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the lien of such Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each such New Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Creditors, subject to Permitted Liens;
     (iv) Mortgage Policies on the New Mortgaged Properties issued by such title insurers reasonably satisfactory to the Collateral Agent in amounts satisfactory to the Lead Agents assuring the Collateral Agent that the Mortgages on such New Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective New Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent may reasonably request, shall not include an exception for mechanics’ liens or creditors’ rights, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may reasonably request;

     (v) surveys, in form and substance reasonably satisfactory to the Collateral Agent, of each New Mortgaged Property designated as a “surveyed property” on Annex VIII, dated a recent date reasonably acceptable to the Collateral Agent and certified in a manner reasonably satisfactory to the Collateral Agent by a licensed professional surveyor reasonably satisfactory to the Collateral Agent; and
     (vi) flood certificates covering each Mortgaged Property in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.
     O. Insurance Certificates. On or before the Fourth Restatement Effective Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.03 for the business and properties of the Borrower and its Subsidiaries (including, without limitation, the Acquired Business), in scope, form and substance reasonably satisfactory to the Lead Agents and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be terminated without at least 30 days’ prior written notice by the insurer to the Collateral Agent.
     P. Third Amended and Restated Credit Agreement. On the Fourth Restatement Effective Date (and, except in the case of clause (v) below, concurrently with the initial incurrence of Loans on such date), (i) all Loans (if any) outstanding pursuant to (and as defined in) the Third Amended and Restated Credit Agreement shall have been repaid in full (and the Borrower shall have paid all breakage costs and similar costs resulting therefrom in accordance with the provisions of Section 1.11 of the Third Amended and Restated Credit Agreement), (ii) all outstanding Letters of Credit under, and as defined in, the Third Amended and Restated Credit Agreement shall have been incorporated as Letters of Credit hereunder pursuant to Section 2.01(c), (iii) all accrued interest on all outstanding extensions of credit, and all accrued fees, pursuant to the Third Amended and Restated Credit Agreement shall be paid in full on, and through, the Fourth Restatement Effective Date (whether or not same would otherwise be then due and payable pursuant to the Third Amended and Restated Credit Agreement), (iv) all other amounts then due and owing to each Lender under, and as defined in, the Third Amended and Restated Credit Agreement pursuant to the Third Amended and Restated Credit Agreement shall have been paid in full and (v) immediately prior to giving effect thereto, no Default or Event of Default under, and as defined in, the Third Amended and Restated Credit Agreement shall have occurred and be continuing.
     Q. Joinders To Tax Sharing Agreement. On or prior to the Fourth Restatement Effective Date, the Subsidiaries of the Borrower comprising a part of the Acquired Business shall have duly authorized, executed and delivered joinder agreements in form and substance satisfactory to the Lead Agents, pursuant to which such Subsidiaries shall become party to the Tax Sharing Agreement, and the Tax Sharing Agreement shall be in full force and effect.
     R. Solvency Certificate. On the Fourth Restatement Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit F hereto.
     S. Fees, etc. On the Fourth Restatement Effective Date, the Borrower shall have paid to each Agent and each Lender all costs, fees and expenses payable to the Agents or the Lenders, to the extent then due.
     T. RAI Assumption Agreement. On the Fourth Restatement Effective Date (but immediately prior to giving effect thereto), the Borrower and RJRTH shall have duly authorized, executed and delivered an Assignment and Assumption Agreement in the form of Exhibit L (the “RAI Assumption Agreement”), pursuant to which the Borrower shall assume, and RJRTH shall assign to the Borrower, all of RJRTH’s rights and obligations under the Third Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) to which RJRTH is a party.
     U. RAI Existing Senior Notes Assumption and Indemnificaton Agreement. On the Fourth Restatement Effective Date (but immediately prior to giving effect thereto), the Borrower and RJRTH shall have duly authorized, executed and delivered an Assumption and Indemnification Agreement in the form of Exhibit N (the “RAI Existing Senior Notes Assumption and Indemnification Agreement”).
          5.02 Conditions Precedent to All Credit Events. The obligation of each Lender to make any Loans (other than pursuant to a Mandatory Borrowing) and the obligation of each Letter of Credit Issuer to issue or extend Letters of Credit, is subject, at the time of the making of each such Loan and/or the issuance or extension of each such Letter of Credit (and after giving effect thereto), to the satisfaction of the following conditions at such time: (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless such representation and warranty expressly indicates that it is being made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects only as of such specified date.
          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all of the applicable conditions specified above exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent at the Administrative Agent’s Office for the account of each of the Lenders and shall be reasonably satisfactory in form and substance to each Agent.
          SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of

Credit as provided for herein, the Borrower makes the following representations and warranties to and agreements with the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance (or, in the case of Existing Letters of Credit, deemed issuance) of the Letters of Credit (with (x) all such representations, warranties and agreements being first made on the Fourth Restatement Effective Date and (y) the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date hereof and as of the date of each such Credit Event, unless such representation and warranty expressly indicates that it is being made as of any specific date, in which case such representation or warranty shall be true and correct in all material respects only as of such specified date):
          6.01 Status. Each Credit Party and each of its Material Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization and has the requisite Company power and authority to own its property and assets and to transact the business in which it is engaged and (ii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.
          6.02 Power and Authority. Each Credit Party has the requisite Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or general principles of equity.
          6.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any material provision of any applicable law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except for the Liens created pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (including, without limitation, the New Senior Notes Documents) or (iii) will violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Borrower or any of its Subsidiaries.
          6.04 Litigation. Except as set forth on Annex IV, there are no actions, suits or proceedings pending or threatened with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

          6.05 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the Borrower to finance the Acquisition and to pay fees and expenses incurred in connection with the Transaction.
          (b) The proceeds of all Revolving Loans and Swingline Loans shall be utilized by the Borrower for general corporate purposes of the Borrower and/or its Subsidiaries (including, without limitation, the refinancing of Indebtedness and the backing up of commercial paper issued by the Borrower); provided that (i) no proceeds of Revolving Loans or Swingline Loans may be used to finance the Acquisition or pay fees and expenses incurred in connection with the Transaction and (ii) proceeds of Revolving Loans and Swingline Loans to be used for the bonding of litigation may only be used for Permitted Litigation Bonding.
          (c) Except as otherwise permitted by Section 8.05(b), (c), (d), and (f), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          (d) The Fair Market Value of all Margin Stock owned by the Borrower and its Subsidiaries does not exceed $50,000,000 (for such purposes, determined without regard to the Fair Market Value of the shares of Excluded Joint Ventures held by the Borrower and its Subsidiaries, to the extent same shall at any time constitute Margin Stock). At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole will constitute Margin Stock.
          (d) Notwithstanding the foregoing provisions of this Section 6.05, no proceeds of any Loan will be utilized to purchase any Margin Stock in a transaction, or as part of a series of transactions, the result of which is the ownership by the Borrower and/or its Subsidiaries of 5% or more of the capital stock of a corporation unless the Board of Directors of such corporation has approved such transaction prior to any public announcement of the purchase, or the intent to purchase, any such Margin Stock.
          6.06 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document, except for (x) those that have otherwise been obtained or made on or prior to the Fourth Restatement Effective Date and which remain in full force and effect on the Fourth Restatement Effective Date and (y) filings which are necessary to perfect the security interests created under the Security Documents.
          6.07 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          6.08 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Credit Parties or any of their Subsidiaries in writing to any Agent or any Lender for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Persons in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
          6.09 Financial Condition; Financial Statements; Solvency. (a) The consolidated balance sheets of the Borrower and its Subsidiaries, at December 31, 2003, at December 31, 2004 and at December 31, 2005 and the related consoli dated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for the fiscal years ended as of said dates, which statements have been examined by KPMG LLP, independent registered public accountants, who delivered an unqualified opinion in respect of the financial statements examined by them, copies of which have heretofore been furnished to the Administrative Agent (on behalf of each Lender), present fairly in all material respects the consolidated financial position of the Borrower at the dates of said statements and the results of operations for the periods covered thereby in conformity with GAAP.
          (b) The combined balance sheet of the Conwood Subsidiaries at December 31, 2005 and the related combined statements of income and cash flows for the fiscal year ended as of said date, which statements have been examined by KPMG LLP, independent auditors, who delivered an unqualified opinion in respect of the financial statements examined by them, copies of which have heretofore been furnished to the Administrative Agent (on behalf of each Lender), present fairly in all material respects the combined financial position of the Conwood Subsidiaries at the date of said statements and the results of operations for the period covered thereby in conformity with GAAP.
          (c) The Pro Forma Financial Statements present a good faith estimate of the combined pro forma financial condition of the Borrower and its Subsidiaries and the pro forma results of operations of the Borrower and its Subsidiaries for the respective periods covered thereby (after giving effect to the Transaction at the date thereof or for the period covered thereby).
          (d) Since December 31, 2005 (after giving effect to the Transaction as if same had occurred immediately prior to such date), nothing has occurred which has had a Material Adverse Effect.
          (e) On and as of the date of each Credit Event, and after giving effect to the Transaction and to all Indebtedness (including the Loans and the New Senior Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and of each Credit Party and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and of each Credit Party and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 6.09(e), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          6.10 Tax Returns and Payments. Each of the Borrower and its Subsidiaries has timely filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it (the “Returns”). The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. Each of the Borrower and each of its Subsidiaries have paid all material taxes and assessments payable by them other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with generally accepted accounting principles.
          6.11 Compliance with ERISA. Except to the extent that all events described in the following clauses of this sentence and then in existence could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to any Plan; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code. With respect to Plans that are multi-employer plans (within the meaning of Section 3(37) of ERISA) and Plans which are not currently maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate, the representations and warranties in this Section are made to the best knowledge of the Borrower.
          6.12 Subsidiaries. Part A of Annex V hereto lists each Material Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Fourth Restatement Effective Date. All ownership percentages referred to in Part A of Annex V are calculated without regard to directors’ or nominees’ qualifying shares.
          6.13 Patents, etc. The Borrower and each of its Subsidiaries have obtained all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.
          6.14 Pollution and Other Regulations. The Borrower and each of its Subsidiaries are in material compliance with all material laws and regulations relating to pollution and environmental control, equal employment opportunity and employee safety in all domestic jurisdictions in which the Borrower and each of its Subsidiaries is presently doing business, and the Borrower will comply, and cause each of its Subsidiaries to comply, with all such laws and regulations which may be imposed in the future in jurisdictions in which the Borrower or such Subsidiary may then be doing business other than, in each case, those the non-compliance with which would not reasonably be expected to have a Material Adverse Effect.
          6.15 Properties. The Borrower and each of its Subsidiaries have good title to all properties that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted, free and clear of all Liens, other than as permitted by this Agreement. All Real Property owned by the Borrower or any of its Subsidiaries, and all material leaseholds leased by the Borrower or any of its Subsidiaries, in each case as of the Fourth Restatement Effective Date and after giving effect to the Transaction, and the nature of the interests therein, are correctly set forth in Annex VIII.
          SECTION 7. Affirmative Covenants. The Borrower hereby covenants and agrees that on the Fourth Restatement Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
          7.01 Information Covenants. The Borrower will furnish to the Administrative Agent (for further delivery to each Lender):
     (a) Annual Financial Statements. Within 100 days after the close of each fiscal year of the Borrower, to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Ks filed by the Borrower with the SEC for such fiscal year, or, if no such Form 10-K was so filed by the Borrower for such fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and of cash flows for such fiscal year, setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any

Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.
     (b) Quarterly Financial Statements. As soon as available and in any event within 55 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Qs filed by the Borrower with the SEC for each such quarterly period, or, if no such Form 10-Q was so filed by the Borrower with respect to any such quarterly period, the consolidated condensed balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated condensed statements of income for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated condensed statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated condensed balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end adjustments.
     (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of (x) Sections 8.07, 8.08 and 8.13 as at the end of such fiscal period or year, as the case may be, and (y) if furnished in connection with the delivery of the financial statements provided for in Section 7.01(a), Sections 8.02(d), 8.02(k), 8.03(j), 8.03(v), 8.04(d), 8.04(e), 8.04(k), 8.04(l), 8.04(m), 8.04(o), 8.05(c), 8.05(d), 8.09(b), 8.09(e), 8.09(i), 8.09(j), 8.09(l) and 8.09(n) as at the end of such fiscal year.
     (d) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any senior financial or legal officer of the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower and/or the relevant Subsidiary proposes to take with respect thereto and (y) any litigation or governmental proceeding pending against or affecting the Borrower or any of its Subsidiaries which has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole, the rights and remedies of the Agents and the Lenders or the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document to which it is a party.
     (e) Credit Rating Changes. Promptly after any senior financial or legal officer of the Borrower obtains knowledge thereof, notice of any change in the Applicable

Facilities Credit Rating or the Applicable Corporate Credit Rating assigned by either Rating Agency.
     (f) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement, any registration statements on Form S-8 and Forms 3, 4 and 5 and any annual report on Form 11-K) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to analysts or the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case, to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as any Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.
          7.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to an Authorized Officer of the Borrower, officers and designated representatives of any Lead Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as any Lead Agent or the Required Lenders may desire; provided that, the Borrower and its Subsidiaries shall only be required to use their commercially reasonably efforts to permit access to their respective assets not in the possession of the Borrower or any Subsidiary; and provided further that, unless a Default or Event of Default is in existence at the time of a given request for inspection or visit pursuant to this Section 7.02 (in which case this proviso shall not be applicable to such inspection or visit), the Borrower shall only be responsible for fees, costs and expenses relating to only one such visit and inspection in each fiscal year of the Borrower.
          7.03 Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice.
          7.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Federal, state and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

          7.05 Consolidated Corporate Franchises. The Borrower will do, and will cause each Subsidiary Guarantor and each of its Material Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights and authority; provided that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.
          7.06 Compliance with Statutes, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have a Material Adverse Effect.
          7.07 ERISA. As soon as possible and, in any event, within 10 days after the Borrower or any Subsidiary knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower, such Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof), that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan which has an Unfunded Current Liability has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code, that proceedings may be or have been instituted to terminate a Plan which has an Unfunded Current Liability, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Borrower, any Subsidiary or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under Section 4971 or 4975 of the Code or Section 409 or 502(i) or 502(l) of ERISA. Upon request of the Administrative Agent or the Required Lenders, the Borrower will deliver to the Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of any notices received by the Borrower or any Subsidiary shall be delivered to the Administrative Agent no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants (other than notices relating to an individual participant’s benefits) or received by the Borrower or such Subsidiary.

          7.08 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted and subject to the occurrence of casualty events, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.
          7.09 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its fiscal years to end on December 31 of each year, (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year and (iii) each of the Subsidiaries to maintain the accounting periods maintained by such Subsidiary on the Fourth Restatement Effective Date, consistent with the past practice and procedures of each such Subsidiary; provided that any of the foregoing fiscal or reporting periods may be changed if (x) the Borrower gives the Administrative Agent 30 days’ prior written notice of such proposed change and (y) prior to effecting such change, the Borrower and the Lead Agents shall have agreed upon adjustments, if any, to Sections 8.05, 8.07, 8.08 and 8.13 (and the definitions used therein) the sole purpose of which shall be to give effect to the proposed change in fiscal or accounting periods (it being understood and agreed that to the extent that the Borrower and the Lead Agents cannot agree on appropriate adjustments to such Sections (or that no adjustments are necessary), the proposed change may not be effected).
          7.10 Subsidiary Guaranty; Collateral. (a) No later than 15 days after the date on which a Guaranty Event occurs after the Fourth Restatement Effective Date, each Material Subsidiary not then a Subsidiary Guarantor shall (i) authorize the execution of, and execute and deliver to the Administrative Agent on behalf of the Lenders, a Subsidiary Guaranty and (ii) cause to be delivered such opinions of counsel as are reasonably requested by, and are reasonably satisfactory to, the Lead Agents in respect of such Subsidiary Guaranty.
          (b) No later than 15 days after the date on which a Trigger Event occurs after the Fourth Restatement Effective Date, each Credit Party (including each Subsidiary which is required to become a Subsidiary Guarantor pursuant to Section 7.10(a)) shall (i) authorize, execute and deliver to the Collateral Agent on behalf of the Secured Creditors pledge agreements, security agreements and/or mortgages substantially in the form of the respective Security Documents entered into on the Fourth Restatement Effective Date (with such modifications thereto as may be reasonably required by the Lead Agents), which agreements and mortgages shall be effective to create in favor of the Collateral Agent on behalf of the Secured Creditors a pledge of and/or a lien on substantially all of its assets (other than Excluded Collateral and subject to such other exceptions as are reasonably satisfactory to the Lead Agents) with such priority as is provided for in the representations contained in the respective Security Documents, (ii) deliver in pledge thereunder all securities, notes, instruments and transfer powers required to be delivered by the terms of the respective Security Documents, (iii) execute and cause to be filed such financing statements and mortgages as are required to perfect the pledges and Liens created under the Security Documents and to obtain the priority of such perfection required by the respective Security Documents and (iv) cause to be delivered such opinions of counsel as are reasonably requested by, and as are reasonably satisfactory to, the Lead Agents with respect to the Security Documents and the pledges and Liens created thereunder.

          (c) At any time (i) a Guaranty Event has occurred and is continuing and (ii) a Material Subsidiary Threshold Event occurs, then on or prior to the 45th day following the date of the occurrence of such Material Subsidiary Threshold Event, the Borrower shall cause one or more Subsidiaries not then a Subsidiary Guarantor to take the actions described in Section 7.10(a) such that, after giving effect to such actions, such Material Subsidiary Threshold Event shall cease to exist. At any time (i) a Trigger Event has occurred and is continuing and (ii) a Material Subsidiary Threshold Event occurs, then on or prior to the 45th day following the date of the occurrence of such Material Subsidiary Threshold Event, the Borrower shall cause one or more Subsidiaries not then a party to Security Documents to take the actions described in Section 7.10(b) such that, after giving effect to such actions, such Material Subsidiary Threshold Event shall cease to exist.
          (d) At any time a Trigger Event has occurred and is continuing, the Borrower will, and will cause each of the other Credit Parties that are Subsidiaries of the Borrower to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and mortgages in such assets and properties of the Borrower and such other Credit Parties as are not covered by the original Security Documents (excluding Excluded Collateral) and as may be reasonably requested from time to time by the Collateral Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.
          (e) At any time a Trigger Event has occurred and is continuing, the Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.10 has been complied with.
          (f) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

          (g) The Borrower agrees that each action required by clauses (d) through (f) of this Section 7.10 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders, as the case may be; provided that in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.10.
          (h) Promptly (and in any event within five business days) after repayment or defeasance in full of the Macon-Bibb Industrial Authority Taxable Industrial Development Revenue Bonds (Brown & Williamson Tobacco Corporation Project), Series 1993A in the original aggregate principal amount of $25,000,000, the Borrower shall give notice of the same to the Administrative Agent and, if requested by the Collateral Agent at such time, take such actions with respect to such Real Property as may be required pursuant to Section 7.10(d), (e), (f) and (g), unless the Borrower has theretofore disposed of such Real Property in accordance with the terms hereof.
          (i) Notwithstanding anything to the contrary in this Section 7.10, all Collateral shall be released in accordance with the release provisions of the Security Documents (subject to reinstatement upon the occurrence of a new Trigger Event) if at any time subsequent to the Fourth Restatement Effective Date or any reinstatement of the requirements of Section 7.10(b) after the Fourth Restatement Effective Date as a result of the occurrence of a new Trigger Event, both (i) all outstanding Term Loans shall have been repaid in full and (ii) the Applicable Corporate Credit Rating issued by each Rating Agency shall, after giving effect to such release and subject to the completion of such release, if applicable, each be the Minimum Investment Grade Rating or higher (with at least a stable outlook).
          7.11 Margin Stock. The Borrower will take all actions so that at all times the Fair Market Value of all Margin Stock owned by the Borrower and its Subsidiaries shall not exceed $50,000,000 (for such purposes, determined without regard to the Fair Market Value of the shares of the Excluded Joint Ventures held by the Borrower and its Subsidiaries, to the extent same shall at any time constitute Margin Stock). So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by the Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document. Without excusing any violation of the first sentence of this Section 7.11, if at any time the Fair Market Value of all Margin Stock owned by the Borrower and its Subsidiaries exceeds the amount permitted pursuant to the first sentence of this Section 7.11, then (x) all Margin Stock owned by the Credit Parties shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement and (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

          7.12 Ownership Structure. The Borrower shall cause (i) the Equity Interests of each Subsidiary Guarantor at all times to be owned directly by the Borrower or another Subsidiary Guarantor, (ii) the Equity Interests of Reynolds Tobacco at all times to be directly owned by RJRTH and (iii) the Conwood Subsidiaries, Santa Fe and Lane to be Subsidiaries of the Borrower but not Subsidiaries of RJRTH; provided that the preceding clause (i) shall not prohibit the sale of any such Subsidiary to a Person that is not a Subsidiary pursuant to a transaction permitted by Section 8.02.
          7.13 Tax Sharing Agreement. The Borrower shall cause each new direct Subsidiary formed or acquired after the Fourth Restatement Effective Date (other than an Insignificant Subsidiary) to execute a counterpart to the Tax Sharing Agreement (or a joinder agreement therefor in form and substance reasonably satisfactory to the Administrative Agent) within 5 days following such formation or acquisition.
          7.14 Post Closing Liquidation. Within one Business Day following the Fourth Restatement Effective Date, (i) NA Holdings shall have liquidated all of its assets (including all of the Equity Interests of the Conwood Subsidiaries) into Conwood Holdings and (ii) immediately after such liquidation, dissolved.
          SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that on the Fourth Restatement Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
          8.01 Changes in Business. Except as otherwise permitted by Section 8.02, the Borrower and its Subsidiaries, taken as a whole, will not substantively alter the character of their business from that conducted by the Borrower and its Subsidiaries taken as a whole on the Fourth Restatement Execution Date.
          8.02 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease (as lessor) or otherwise dispose of all or any part of its property or assets (other than sales of inventory to customers in the ordinary course of business) or agree to do any of the foregoing at any future time, except that:
     (a) any Subsidiary of the Borrower may from time to time sell or otherwise dispose of inventory, equipment, raw materials and other assets (other than Equity Interests) to another Subsidiary of the Borrower in the ordinary course of business, so long as (x) cash in an amount equal to at least the Fair Market Value of the assets so transferred is received by the respective transferor or (y) no Default or Event of Default then exists or would result therefrom, intercompany indebtedness owing by the respective transferor to the respective transferee in an amount equal to at least the Fair Market Value of the assets so transferred is forgiven by such transferee;

     (b) each Subsidiary of the Borrower may sell or otherwise transfer obsolete, uneconomic or worn-out equipment, materials or other assets in the ordinary course of business;
     (c) Permitted Acquisitions may be consummated in accordance with the requirements of Section 8.09(l);
     (d) any Subsidiary of the Borrower may transfer or otherwise dispose of any of its respective assets (including cash, fixed assets and intellectual property but excluding Equity Interests of a Subsidiary Guarantor owned or held by such Person) to any of their respective Subsidiaries not otherwise permitted by this Section 8.02, so long as (i) no Default or Event of Default is then in existence or would result therefrom and (ii) the aggregate amount of all such transfers and dispositions made pursuant to this clause (d) on and after the Fourth Restatement Effective Date (taking the Fair Market Value of any non-cash assets so transferred or disposed of) shall not exceed, when aggregated with (I) the aggregate amount of all Investments made by Subsidiaries of the Borrower in reliance on Section 8.09(n) (taking the Fair Market Value of any non-cash assets so invested and determined without regard to any write-downs or write-offs thereof and net of any returns of capital), (II) the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 8.09(j) to (or in respect of) Wholly-Owned Subsidiaries that are not Credit Parties and (III) the aggregate outstanding principal amount of all Intercompany Loans made pursuant to Section 8.09(i) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (determined without regard to any write-downs or write-offs thereof), $300,000,000;
     (e) each Subsidiary of the Borrower may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
     (f) each Subsidiary of the Borrower may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of any Subsidiary of the Borrower or any other, in each case so long as no such grant otherwise affects any security interest of the Collateral Agent in the asset or property subject thereto;
     (g) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, or transfer assets to, any Subsidiary Guarantor, so long as (x) in the case of any merger, dissolution or liquidation, a Subsidiary Guarantor is the surviving Company of any such merger, dissolution or liquidation, and (y) if a Trigger Event has occurred and is continuing, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such surviving Subsidiary Guarantor or so transferred are in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, dissolution, liquidation or transfer) and all actions (if any) then required to maintain said perfected status have been taken;

     (h) any Domestic Subsidiary of the Borrower that is not a Credit Party may merge with and into, or be dissolved or liquidated into, or transfer assets to, any other Wholly-Owned Domestic Subsidiary of the Borrower that is not a Credit Party, so long as (x) in the case of any merger, dissolution or liquidation, such Wholly-Owned Domestic Subsidiary is the surviving Company of any such merger, dissolution or liquidation, and (y) if a Guaranty Event has occurred and is continuing and either (I) the Person that is the survivor of any such merger, dissolution or liquidation is (after giving effect thereto) a Material Subsidiary or (II) the Person that is the transferee of such assets is a Material Subsidiary after giving effect thereto, such new Material Subsidiary shall have executed (A) a counterpart of the Subsidiary Guaranty and (B) if a Trigger Event has occurred and is continuing at such time, such Security Documents as the Lead Agents shall reasonably request, with, in the case of this clause (B), such actions having been taken to perfect the pledge of, and Liens on, the stock and substantially all of the assets of such new Subsidiary as would have been taken if such new Subsidiary had been a Subsidiary Guarantor on the Fourth Restatement Effective Date, all to the reasonable satisfaction of the Lead Agents;
     (i) the Borrower may consumate the Acquisition in accordance with the requirements of Section 5.01F;
     (j) any Foreign Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) in the case of any such merger, dissolution or liquidation, a Wholly-Owned Foreign Subsidiary of the Borrower is the survivor of such merger, dissolution or liquidation, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
     (k) any Subsidiary of the Borrower may sell assets (other than the Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (k)) to a Person other than a Subsidiary, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) each such sale is in an arm’s-length transaction and the respective Subsidiary receives at least Fair Market Value, and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (k) after the Fourth Restatement Effective Date shall not exceed $500,000,000; and;
     (l) any Subsidiary of the Borrower may dispose of (by means of donation) any of the designated properties listed on Annex XI hereto owned by it to any other Person, so long as no Default or Event of Default then exists or would result therefrom; and
     (m) the Borrower and its Subsidiaries may sell, liquidate and/or dispose of Marketable Investments in the ordinary course of business.

          To the extent the Required Lenders waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          8.03 Liens . The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (whether real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income; provided that the provisions of this Section 8.03 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (a) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, securing obligations under Commodities Agreements;
     (b) Liens securing Indebtedness permitted by Section 8.04(c), provided that (x) such Liens are granted in the ordinary course of business and (y) in the case of Liens securing indebtedness described in sub-clause (x) of Section 8.04(c), such Liens shall attach only to documents or other property relating to such letters of credit and the products and proceeds thereof;
     (c) Liens arising pursuant to purchase money mortgages or security agreements securing Indebtedness of any Subsidiary of the Borrower representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of assets acquired, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien is not less than 70% of the purchase price of the property being purchased, and (iii) the Indebtedness secured thereby is permitted pursuant to Section 8.04(d);
     (d) Liens on specific tangible assets at the time acquired by any Subsidiary of the Borrower (including pursuant to a Permitted Acquisition) or on the property or assets of a Person at the time such Person first becomes a Subsidiary of the Borrower, provided that (i) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the respective Subsidiary, (ii) in the case of any such acquisition of a Person, any such Lien attaches only to a specific tangible asset of such Person and not assets of such Person generally, (iii) the Indebtedness secured by any such Lien does not exceed 100% of the Fair Market Value of the asset to which such Lien attaches, determined at the time of the acquisition of such asset or at the time such Person first becomes a Subsidiary, as the case may be, and (iv) the Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(e);

     (e) Liens created pursuant to the Security Documents, including Liens created pursuant thereto for the benefit of the holders of New Senior Notes, Existing Senior Notes and Refinancing Senior Notes;
     (f) Liens resulting from the Borrower or Reynolds Tobacco cash collateralizing Litigation Bonds or judgments not constituting an Event of Default under Section 9.08, or providing cash collateral directly to courts to satisfy such courts’ requirements for a stay to appeal verdicts, orders and/or judgments, provided that Permanent Surplus Cash shall be applied for such purposes before proceeds of Loans are used for such purpose;
     (g) Existing Liens (and any extensions or renewals of such Liens (to the extent included in the definition of Existing Liens), to the extent such Liens do not attach to any additional properties and the Indebtedness secured thereby is not increased);
     (h) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money and Litigation Bonds);
     (i) Liens encumbering the Borrower Common Stock repurchased in accordance with the requirements of Section 8.05(c) or (d), to the extent that such Liens (x) are created for the sole purpose of securing obligations of the Borrower to the agent brokering any such repurchase incurred in connection with such repurchase and (y) terminate upon the payment of such obligations;
     (j) Liens encumbering cash deposits securing obligations under Permitted Interest Rate Agreements and Permitted Currency Agreements, so long as the aggregate amount of the cash pledged to secure such obligations pursuant to this clause (j) does not exceed $500,000,000;
     (k) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
     (l) Liens arising from or related to precautionary UCC financing statements regarding operating leases entered into by any Subsidiary of the Borrower in the ordinary course of business;

     (m) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
     (n) Permitted Encumbrances;
     (o) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;
     (p) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
     (q) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;
     (r) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
     (s) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
     (t) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (u) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Marketable Investments on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements; and
     (v) Liens not otherwise permitted by the foregoing clauses (a) through (u) above, provided that the aggregate amount of Indebtedness and other obligations secured by Liens permitted by this clause (v) shall not exceed $250,000,000 at any time.
          8.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (b) Intercompany Loans by and among the Borrower and its Subsidiaries, to the extent permitted by Section 8.09(i);
     (c) Indebtedness of the Borrower or any of its Subsidiaries with respect to (x) trade letters of credit incurred in the ordinary course of business (which are to be repaid in full not more than one year after the date originally incurred) to finance the purchase of tobacco or other products or goods for use in the day-to-day operations of the Subsidiaries of the Borrower consistent with such Subsidiaries’ past practices or then current industry practices and (y) letters of credit incurred in the ordinary course of business in connection with payments of foreign excise taxes in respect of tobacco sales;
     (d) Indebtedness of the Borrower and its Subsidiaries evidenced by purchase money Indebtedness described in Section 8.03(c), provided that in no event shall the aggregate principal amount of all such Indebtedness permitted pursuant to this clause (d) exceed $200,000,000 at any time outstanding;
     (e) Indebtedness of (x) a Subsidiary of the Borrower assumed in connection with the acquisition of a specific tangible asset that is secured by such Indebtedness or (y) a Person at the time such Person first becomes a Subsidiary of the Borrower (including pursuant to a Permitted Acquisition), provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition, and (ii) the aggregate outstanding principal amount of all Indebtedness pursuant to this clause (e) shall not exceed $100,000,000 at any time;
     (f) Indebtedness of Reynolds Tobacco constituting reimbursement obligations in respect of Litigation Bonds, and of the Subsidiary Guarantors as guarantors of Reynolds Tobacco’s obligations in respect of Litigation Bonds;
     (g) Existing Debt (and any extensions, renewals or refinancings of such Indebtedness to the extent not increasing the outstanding principal amount thereof); provided that any intercompany Indebtedness among the Borrower or any of its Subsidiaries shall be subject to the requirements applicable to Intercompany Loans as set forth in clauses (iii), (iv) and (v) of the proviso appearing in Section 8.09(i) as if such intercompany Indebtedness was an Intercompany Loan and shall be subject to extensions, renewals or refinancings only to the extent the obligor and obligee of such intercompany Indebtedness are not altered;
     (h) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds or customs bonds required in the ordinary course of business (but excluding any Contingent Obligations in respect of, or reimbursement obligations relating to, Litigation Bonds);
     (i) (x) Indebtedness of the Borrower and any of its Subsidiaries under, or under any guaranty of, Permitted Currency Agreements and Permitted Interest Rate

Agreements and (y) Indebtedness of the Borrower under guaranties of RJRTH’s obligations in respect of the Stub Notes;
     (j) Indebtedness of (x) the Borrower in respect of the Initial New Senior Notes and the Subsidiary Guarantors under their guaranties of the Borrower’s obligations in respect of the Initial New Senior Notes, (y) RJRTH in respect of the Existing Senior Notes and the Subsidiary Guarantors that are Subsidiaries of RJRTH under their guaranties of RJRTH’s obligations in respect of the Existing Senior Notes and (z) the Borrower in respect of Exchange Senior Notes and the Subsidiary Guarantors under their guaranties of the Borrower’s obligations in respect of the Exchange Senior Notes; provided that that aggregate outstanding principal amount of all Indebtedness permitted by this clause (j) shall not exceed $3,100,000,000 (as reduced by any principal repayments of Initial New Senior Notes, Existing Senior Notes or Exchange Senior Notes but excluding, for avoidance of doubt, any reduction of the outstanding principal amount of the Existing Senior Notes as a result of any exchange thereof for Exchange Senior Notes as contemplated by the definition of “Exchange Senior Notes”);
     (k) Indebtedness of the Borrower in respect of Additional Senior Notes and the Subsidiary Guarantors under their guaranties of the Borrower’s obligations in respect of Additional Senior Notes; provided that (i) the aggregate outstanding principal amount of all Additional Acquisition Senior Notes, when aggregated with the aggregate outstanding principal amount of all Refinancing Senior Notes issued to refinance Additional Acquisition Senior Notes (and any other Refinancing Senior Notes subsequently issued to refinance the same), shall not exceed $500,000,000 at any time, and (ii) in the case of any issuance of Additional Non-Acquisition Senior Notes, 100% of the Net Cash Proceeds therefrom shall be applied to repay Term Loans in accordance with the requirements of Section 4.02(c);
     (l) Indebtedness of the Borrower in respect of Refinancing Senior Notes and the Subsidiary Guarantors under their guaranties of the Borrower’s obligations in respect of Refinancing Senior Notes; provided that (i) the aggregate outstanding principal amount of all Refinancing Senior Notes issued to refinance Additional Acquisition Senior Notes (and any other Refinancing Senior Notes subsequently issued to refinance the same), when aggregated with the aggregate outstanding principal amount of all Additional Acquisition Senior Notes, shall not exceed $500,000,000 at any time, and (ii) the aggregate outstanding principal amount of all Refinancing Senior Notes issued to Refinance (within the meaning of clause (ii) of the definition of “Refinance”) New Senior Notes and other Refinancing Senior Notes shall be limited as provided in the definition of “Refinancing Senior Notes”;
     (m) Indebtedness of the Borrower or any of its Subsidiaries in any manner guaranteeing or intended to guarantee, whether directly or indirectly, any leases, dividends or other monetary obligations of any Person in which the Borrower or such Subsidiary has an ownership interest, provided that the aggregate maximum stated or determinable amount (or, if not stated or determinable, the maximum reasonably anticipated liability in respect of such Indebtedness as determined in good faith by the

Borrower or such Subsidiary) of all Indebtedness permitted pursuant to this clause (m) shall not exceed at any time an amount in excess of $150,000,000;
     (n) unsecured Contingent Obligations of the Borrower as a guarantor of any contractual obligations of any Wholly-Owned Subsidiary of the Borrower (which contractual obligations do not themselves constitute Indebtedness); and
     (o) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by any of the foregoing clauses (a) through (n), provided that the aggregate outstanding principal amount of Indebtedness pursuant to this clause (o) shall not exceed $250,000,000 at any time.
          8.05 Limitation on Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or otherwise authorize any dividends (other than dividends payable solely in non-redeemable common stock or comparable common Equity Interests of the Borrower or any such Subsidiary, as the case may be) or return any equity capital to, its stockholders, partners, members or other equityholders or declare, authorize or make any other distribution, payment or delivery of property or cash to its stockholders, partners, members or other equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock or other Equity Interests, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares or other Equity Interests), or set aside any funds for any of the foregoing purposes, and the Borrower will not and will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or other Equity Interests of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other Equity Interests) (all of the foregoing “Dividends”), except that:
     (a) (i) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and (ii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
     (b) the Borrower may issue shares of Borrower Common Stock upon the exercise of any warrants or options or upon the conversion or redemption of any convertible or redeemable preferred or preference stock, and in connection with any such exercise, conversion or redemption, the Borrower may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of Borrower Common Stock;
     (c) so long as no Event of Default then exists or would result therefrom, the Borrower may repurchase Borrower Common Stock (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, management and/or employee stock plans, provided that the aggregate amount of cash paid in respect of all such repurchases in any calendar year pursuant to this clause (c) does not exceed $40,000,000;
     (d) so long as no Event of Default then exists or would result therefrom, the Borrower may declare and pay, or otherwise pay or make, any other Dividend, provided that, at the time it is, in the case of a Non-Declared Dividend, paid or made and, in the case of any other Dividend, declared or otherwise authorized, the aggregate amount of such Dividend, when added to all Non-Declared Dividends theretofore paid or made and any other Dividends theretofore declared or otherwise authorized (or paid) pursuant to this Section 8.05(d) after the Fourth Restatement Effective Date shall not exceed an amount equal to the sum of (x) $625,000,000 plus (y) (if positive) 75% of Cumulative Adjusted Net Income plus (z) the aggregate cash proceeds (net of underwriting discounts and commissions) received by the Borrower after the Fourth Restatement Effective Date from issuances of its common equity securities (provided that the aggregate amount of such aggregate net cash proceeds received in any twelve-month period shall be deemed not to exceed $250,000,000 for purposes of this Section 8.05(d)), in each case determined at, in the case of a Non-Declared Dividend, the date paid or made and, in the case of any other Dividend, the date declared or otherwise authorized, provided that such Dividend (other than a Dividend that is a Non-Declared Dividend) is paid within 90 days of the making of such declaration or other authorization, provided, further, that Dividends may only be paid or made by the Borrower under this Section 8.05(d) if at the time of, in the case of a Non-Declared Dividend, the date paid or made and, in the case of any other Dividend, the date declared or otherwise authorized, the excess of (i) the sum of the Total Unutilized Revolving Loan Commitment and Permanent Surplus Cash, in each case at such time, over (ii) the sum of the amount of, in the case of a Non-Declared Dividend, the aggregate amount of such Non-Declared Dividend plus any other Dividends theretofore declared or otherwise authorized but then unpaid and, in the case of any other Dividend, the amount thereof so declared or otherwise authorized, shall equal at least $200,000,000;
     (e) the Borrower may issue and exchange shares of any class or series of its common stock now or hereafter outstanding for shares of any other class or series of its common stock now or hereafter outstanding; and
     (f) the Borrower may, in connection with any reclassification of its common stock and any exchange permitted by clause (e) above, pay cash in lieu of issuing fractional shares of any class or series of its common stock.
          8.06 Transactions with Affiliates . The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate (other than any Wholly-Owned Subsidiary of the Borrower) other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to: (i) customary fees paid to members of the Board of Directors of the Borrower and of its Subsidiaries; (ii) the Transaction; (iii) Dividends permitted to be paid pursuant to Section 8.05; and (iv) the entering into, and making of payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.
          8.07 Consolidated Total Leverage Ratio. The Borrower will not permit the Consolidated Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Fourth Restatement Effective Date through and including December 31, 2007	3.00:1.00
From January 1, 2008 through the Maturity Date	2.50:1.00
          8.08 Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending after June 30, 2006 to be less than 1.00:1.00.
          8.09 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or acquire (in one transaction or a series of related transactions) all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (including by way of consolidation or merger), or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Marketable Investments (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
     (a) any Subsidiary of the Borrower may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Subsidiary;
     (b) the Borrower and its Subsidiaries may acquire and hold cash, Marketable Investments and Investment Equities; provided however that the aggregate amount of cash, Marketable Investments and Investment Equities permitted to be held by (i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries shall not exceed $50,000,000 for any period of five consecutive Business Days and (ii) Non-Guarantor Subsidiaries that are not Domestic Subsidiaries shall not exceed $150,000,000 for any period of five consecutive Business Days;
     (c) the Borrower and its Subsidiaries may hold the Investments held by them on the Fourth Restatement Effective Date and described on Annex IX, provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 8.09;
     (d) any Subsidiary of the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (e) any Subsidiary of the Borrower may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);
     (f) the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Borrower, so long as no cash is paid by the Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;
     (g) the Borrower and any of its Subsidiaries may enter into Permitted Interest Rate Agreements and Permitted Currency Agreements;
     (h) any Subsidiary of the Borrower may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale or other disposition of such assets permitted by Sections 8.02(d) and (k);
     (i) the Borrower and its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”), provided that (i) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (i) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (determined without regard to any write-downs or write-offs thereof), when added to (I) the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 8.09(j) to (or in respect of) Wholly-Owned Subsidiaries that are not Credit Parties, (II) the aggregate amount of all Investments made pursuant to Section 8.09(n) (taking the Fair Market Value of any non-cash assets so invested and determined without regard to any write-downs or write-offs thereof and net of any returns of capital), and (III) the aggregate amount of all transfers and dispositions made by Subsidiaries of the Borrower in reliance on Section 8.02(d) (taking the Fair Market Value of any non-cash assets so transferred or disposed of), exceed $300,000,000, (ii) no Intercompany Loans may be made by a Credit Party to a Wholly-Owned Subsidiary that is not a Credit Party at a time that an Event of Default exists and is continuing, (iii) if any such Intercompany Loan made by a Credit Party is evidenced by a promissory note, such note shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged to the Collateral Agent as, and to the extent required by, the Pledge Agreement (if then in effect), (iv) each

Intercompany Loan made pursuant to this clause (i) shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement and (v) any Intercompany Loan made pursuant to this clause (i) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to be the Borrower or a Wholly-Owned Subsidiary of the Borrower as contemplated above;
     (j) the Borrower and its Wholly-Owned Subsidiaries may make cash capital contributions to their respective Wholly-Owned Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Subsidiary outstanding under clause (i) of this Section 8.09, provided that (i) the aggregate amount of such contributions, capitalizations and forgiveness made by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties, when added to (I) the aggregate outstanding principal amount of Intercompany Loans made by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties pursuant to Section 8.09(i) (determined without regard to any write-downs or write-offs thereof), (II) the aggregate amount of all Investments made pursuant to Section 8.09(n) (taking the Fair Market Value of any non-cash assets so invested and determined without regard to any write-downs or write-offs and net of any returns of capital), and (III) the aggregate amount of all transfers and dispositions made by Subsidiaries of the Borrower in reliance on Section 8.02(d) (taking the Fair Market Value of any non-cash assets so transferred or disposed of), shall not exceed an amount equal to $300,000,000 at any time, and (ii) no such contributions, capitalizations or forgivenesses may be made by a Credit Party to a Wholly-Owned Subsidiary that is not a Credit Party at any time that an Event of Default exists and is continuing;
     (k) the Borrower and any of its Subsidiaries may acquire the stock or other Equity Interests of any Person (other than the Borrower) owned by the Borrower or another Subsidiary of the Borrower by way of the dividend of such stock or Equity Interest by such other Subsidiary to the Borrower or such Subsidiary of the Borrower, so long as, in the event any such stock or other Equity Interests are held by the Borrower or a Subsidiary Guarantor immediately prior to the respective dividend, such stock or other Equity Interests are held by the Borrower or another Subsidiary Guarantor after giving effect to such dividend;
     (l) the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor may from time to time effect Permitted Acquisitions, so long as:
     (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;
     (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition;

     (iii) calculations are made by the Borrower with respect to the financial covenants contained in Sections 8.07 and 8.08, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period;
     (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;
     (v) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated after the Fourth Restatement Effective Date, does not exceed $600,000,000; and
     (vi) if the Aggregate Consideration payable in connection with the proposed Permitted Acquisition equals or exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii) and (v);
     (m) the Borrower and its Subsidiaries may make loans or advances to salespersons employed by them for purposes of enabling such salespersons to purchase “car stock” and for other ordinary course purposes, all on a basis consistent with the past practices of the Borrower and its Subsidiaries as in effect on the Fourth Restatement Effective Date; and
     (n) the Borrower and any of its Subsidiaries may make Investments not otherwise permitted by clauses (a) through (m) of this Section 8.09 (including by way of a capital contribution by the Borrower or any of its Subsidiaries to any other Person of cash, fixed assets and intellectual property but excluding capital stock or other equity interests of any Subsidiary Guarantor), so long as (x) no Default or Event of Default then exists or would result therefrom, and (y) the aggregate amount of all Investments made pursuant to this clause (n) (taking the Fair Market Value of any non-cash assets so invested and determined without regard to any write-downs or write-offs thereof and net of any returns of capital), when aggregated with (I) the aggregate amount of all transfers and dispositions made by Subsidiaries of the Borrower in reliance on Section 8.02(d) (taking the Fair Market Value of any non-cash assets so transferred or disposed of), (II)

the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 8.09(j) to (or in respect of) Wholly-Owned Subsidiaries that are not Credit Parties and (III) the aggregate outstanding principal amount of all Intercompany Loans made pursuant to Section 8.09(i) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (determined without regard to any write-downs or write-offs thereof), shall not exceed $300,000,000; and
     (o) the Acquisition may be consummated in accordance with the requirements of Section 5.01F.
          8.10 No Negative Pledge. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that prohibits or restricts (including by requiring ratable sharing of Liens) any Credit Party from entering into the Security Documents and/or granting any Lien in favor of the Collateral Agent for the benefit of the Secured Creditors other than (i) any ratable sharing of Liens provisions governing any of the New Senior Notes, the Existing Senior Notes or the Refinancing Senior Notes, in each case, to the extent such provisions shall be satisfied by the entering into of the Security Documents and the granting of Liens thereunder in favor of the Collateral Agent for the benefit of the Secured Creditors and (ii) any prohibition created in connection with any Lien permitted by Section 8.03 to the extent applicable only to the property subject to such Lien.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) this Agreement and the other Credit Documents, (3) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (4) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (5) restrictions on the transfer of any asset pending the close of the sale of such asset, (6) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.03, and (7) the New Senior Notes, the Existing Senior Notes, the Refinancing Senior Notes and the indentures governing the same.
          8.11 Modifications of Acquisition Documents and Certain Other Agreements; Limitations on Voluntary Payments, etc.. The Borrower will not, and will not permit any of its Subsidiaries to:
     (a) amend, modify, change or waive any term or provision of any Acquisition Document or the Tax Sharing Agreement, or enter into any new tax sharing agreement, other than any amendments, modifications or changes to any Acquisition Document or the Tax Sharing Agreement which do not adversely affect the interests of the Lenders in any material respect;

     (b) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or voluntary or optional redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any New Senior Note, any Existing Senior Note and any Refinancing Senior Note; provided that, so long as no Default or Event of Default then exists or would result therefrom, (i) Exchange Senior Notes may be issued in exchange for Existing Senior Notes in accordance with the definition of “Exchange Senior Notes”, and (ii) Refinancing Senior Notes may be issued to Refinance any New Senior Notes, any Existing Senior Notes or any Refinancing Senior Notes theretofore issued to refinance New Senior Notes, Existing Senior Notes or other Refinancing Senior Notes in accordance with the requirements of the definition of “Refinancing Senior Notes”; and
     (c) amend or modify, or permit the amendment or modification of, any provision of any New Senior Note, any Existing Senior Note, any Refinancing Senior Note or any indenture or other agreement governing the foregoing, other than any amendments, modifications or changes which do not adversely affect the interests of the Lenders in any material respect.
          8.12 Maintenance of Company Separateness. The Borrower will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company records. Neither the Borrower nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of the Borrower or any other Credit Party. Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of the Borrower, any other Credit Party or any Non-Guarantor Subsidiary being ignored, or in the assets and liabilities of the Borrower or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.
          8.13 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Fourth Restatement Effective Date through and including December 31, 2006, the Borrower and its Subsidiaries may make Capital Expenditures, so long as the aggregate amount of all such Capital Expenditures during such period does not exceed $175,000,000, and (ii) during any fiscal year of the Borrower ended after December 31, 2006 (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures, so long as the aggregate amount of all such Capital Expenditures does not exceed $200,000,000 in such fiscal year.
          (b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to Section 8.13(a) above in any period or fiscal year of the Borrower, as the case may be (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b))

is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such period or fiscal year, as the case may be, the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in Section 8.13(a)(i) or (ii), as the case may be, above, may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts once carried forward pursuant to this Section 8.13(b) may be carried forward to any fiscal year of the Borrower thereafter.
          (c) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 8.13(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 8.09.
          SECTION 9. Events of Default . Upon the occurrence of any of the following specified events (each, an “Event of Default”):
          9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or any other amounts owing hereunder or under any other Credit Document; or
          9.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          9.03 Covenants. The Borrower or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.09, 7.10, 7.12 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the Borrower by any Lead Agent or the Required Lenders; or
          9.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $200,000,000, individually or in the aggregate, for the Borrower and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or
          9.05 Bankruptcy, etc. Any Credit Party or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case under the Bankruptcy Code is commenced against any Credit Party or any of its Material Subsidiaries and the petition therefor is not controverted within 10 days after service of notice of such case on such Credit Party or such Material Subsidiary, or is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Material Subsidiaries; or any Credit Party or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Material Subsidiaries; or there is commenced against any Credit Party or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or any Credit Party or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or
          9.06 ERISA. (a) A single-employer plan (as defined in Section 4001 of ERISA) maintained or contributed to by any Credit Party or any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have an Unfunded Current Liability, (d) the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA, (e) the Borrower or any Subsidiary has incurred after the Fourth Restatement Effective Date liabilities (after giving effect to any reserves applicable thereto and maintained on the Fourth Restatement Effective Date) pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) (except in each case solely as a result of a change in estimate or adjustment of liabilities existing on the Fourth Restatement Effective Date upon the adoption or implementation of Financial Accounting Statement 106), or (f) the Borrower or any Subsidiary or any ERISA Affiliate has incurred a liability under Section 409, 502(i) or 502(l) of ERISA or Section 4971 or 4975 of the Code; and there shall result from any such event or events described in the preceding clauses of this Section 9.06 the imposition of a Lien upon the assets of the Borrower or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability, which Lien, security interest or liability would reasonably be expected to have a Material Adverse Effect; or
          9.07 Guaranties. (i) Any Guaranty or any provision thereof shall cease to be in full force or effect, (ii) any Guarantor or any Person acting by or on behalf thereof shall deny or disaffirm such Guarantor’s obligations under its Guaranty or (iii) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty and, in the case of a default in the performance of the covenant therein not to violate the provisions of Section 7 hereof, such default shall continue unremedied for a period of at least 30 days after written notice to the Borrower from the Administrative Agent; or
          9.08 Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of its Material Subsidiaries involving a liability of $200,000,000 or more in the aggregate for all such judgments and decrees for the Credit Parties and their Material Subsidiaries (to the extent not paid or fully covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
          9.09 Security Documents. At any time the Security Documents are in effect (or required to be in effect pursuant to Section 7.10), (a) any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens or any of the material rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or (b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default (other than a default arising from the failure to deliver Collateral) shall continue unremedied for a period of at least 30 days after written notice to the Borrower by the Collateral Agent; provided, however, that the failure to have a perfected Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 9.09, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have a perfected Lien equals or exceeds $1,000,000; or
          9.10 Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Lead Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Fee theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 9.05 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; and/or (v) direct the Collateral Agent to enforce any or all of the Security Documents then in effect.
Notwithstanding anything contained in the foregoing paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to the preceding paragraph, the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.12, then Non-Defaulting Lenders holding at least 66-2/3% of the Aggregate Exposure at such time (which Lenders shall include in any event each Lead Agent) by written notice to the Borrower, may at their option rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the aforesaid percentage of the Lenders and are not intended to benefit the Borrower and do not grant the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
          SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:
          “Acquired Business” shall mean NA Holdings, the Conwood Subsidiaries and their respective Subsidiaries.
          “Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Domestic Subsidiary of the Borrower, with the Borrower or such Wholly-Owned Domestic Subsidiary being the surviving or continuing Person).
          “Acquisition” shall mean the acquisition by the Borrower of the Acquired Business in accordance with the terms of the Acquisition Agreement.
          “Acquisition Agreement” shall mean the Purchase Agreement, dated as of April 24, 2006, by and among Karl J. Breyer, Marshall E. Eisenberg and Thomas J. Pritzker, as

trustees, GP Investors, L.L.C. and the Borrower, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Acquisition Corp.” shall mean RJR Acquisition Corp., a Delaware corporation.
          “Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Additional Acquisition Senior Notes” shall mean Additional Senior Notes issued to finance a Permitted Acquisition and designated as “Additional Acquisition Senior Notes” by the Borrower in writing to the Administrative Agent at the time of the issuance thereof.
          “Additional Non-Acquisition Senior Notes” shall mean Additional Senior Notes other than Additional Acquisition Senior Notes.
          “Additional Security Documents” shall have the meaning provided in Section 7.10(d).
          “Additional Senior Notes” shall mean one or more issuances of senior notes issued by the Borrower, the Net Cash Proceeds of which are used to (x) finance a Permitted Acquisition or (y) repay principal of Term Loans and accrued but unpaid interest thereon, all of the terms and conditions of which (and of the indenture governing the same) are substantially identical to (or, from the perspective of the Lenders, more favorable than) those applicable to the Initial New Senior Notes (and the New Senior Notes Indenture), without giving effect to any repayment of such Initial New Senior Notes; provided that (i) the final stated maturity of any such senior notes may differ from that of the Initial New Senior Notes, so long as the final stated maturity of any such senior notes shall be no shorter than that the date occurring one year after the Term Loan Maturity Date, (ii) the interest rate and principal amount of any such senior notes may differ from that of the Initial New Senior Notes and (iii) in the case of any issuance of Additional Non-Acquisition Senior Notes, 100% of the Net Cash Proceeds therefrom are applied to repay Term Loans in accordance with the requirements of Section 4.02(c).
          “Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the tax adjusted amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the tax adjusted amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.
          “ Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Marketable Investments) less Consolidated Current Liabilities at such time.
          “Administrative Agent” shall mean JPMCB, in its capacity as administrative agent for the Lenders hereunder, and shall include any successor thereto appointed pursuant to Section 11.09.

          “Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, or such other office in New York City as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Agent” shall mean the Administrative Agent, each Syndication Agent and each Documentation Agent (other than Mizuho Corporate Bank. Ltd.).
          “Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out and other similar obligations of the Borrower and its Subsidiaries (including payments for non-compete agreements benefiting the Borrower or its Subsidiaries) incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 8.04, and (iii) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition; provided that the Fair Market Value of shares of common stock of the Borrower issued (or to be issued) as consideration in connection with such Permitted Acquisition shall be excluded from any determination of “Aggregate Consideration”.
          “Aggregate RL Outstandings” shall have the meaning provided in Section 4.02(a).
          “Aggregate Exposure” shall mean, at any time, the sum of the Aggregate RL Outstandings at such time plus the aggregate outstanding principal amount of Term Loans at such time.
          “Agreement” shall mean the Original Credit Agreement as amended and restated pursuant to the First Amended and Restated Credit Agreement, further amended and restated pursuant to the Second Amended and Restated Credit Agreement, further amended and restated pursuant to the Third Amended and Restated Credit Agreement and further amended and restated pursuant to this Fourth Amended and Restated Credit Agreement, as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time.

          “Applicable Corporate Credit Rating” shall mean, at any time, the corporate rating level (a rating level being, e.g., each of BBB-, BBB and BBB+, in the case of S&P) assigned by a given Rating Agency to the Borrower.
          “Applicable Facilities Credit Rating” shall mean, at any time, the rating level (a rating level being, e.g., each of BBB-, BBB and BBB+, in the case of S&P) assigned by a given Rating Agency to the Facilities.
          “Applicable Margin” shall mean, at any time:
     (i) in the case of Term Loans, maintained (x) as Eurodollar Loans, 1.875% per annum and (y) Reference Rate Loans, 0.875% per annum; provided that from and after each day of delivery (each, a “Pricing Start Date”) of a Quarterly Pricing Certificate after September 30, 2006 demonstrating a Consolidated Total Leverage Ratio of less than 2.00:1.00 as at the last day of the Test Period ended immediately prior to the relevant Pricing Start Date (but determined on a Pro Forma Basis solely to give effect to all Permitted Acquisitions (if any) and all Significant Asset Sales (if any) consummated on or prior to (but not after) the date of delivery of such certificate and any Indebtedness incurred, assumed or permanently repaid in connection therewith) to and including the applicable Pricing End Date, the Applicable Margins for Term Loans shall instead be (x) in the case of Term Loans maintained as Eurodollar Loans, 1.75% per annum and (y) in the case of Term Loans maintained Reference Rate Loans, 0.75% per annum; provided further, that, notwithstanding the foregoing, the Applicable Margins shall be those set forth above (without regard to the immediately preceding proviso) at all times during which there shall exist any Default or any Event of Default; and
     (ii) in the case of Revolving Loans and the Commitment Fee, the respective percentage per annum set forth below under the respective Type of Revolving Loan or the Commitment Fee, as the case may be, and opposite the respective Applicable Facilities Credit Ratings indicated to have been achieved at such time:

Applicable		“Applicable Margin”
Facilities Credit	“Applicable Margin”	for Reference Rate	“Applicable Margin”
Ratings Levels	for Eurodollar Loans	Loans	for Commitment Fee
Greater than or equal to Baa2 and BBB	1.50%	0.50%	0.75%
Baa3 and BBB-	1.75%	0.75%	0.875%
Ba1 and BB+	2.00%	1.00%	1.00%
Ba2 and BB	2.25%	1.25%	1.25%
Equal to or less than Ba3 and BB- (or no Applicable Facilities Credit Rating is available from either Rating Agency)	2.50%	1.50%	1.50%

; provided that (i) for purposes of the preceding pricing grid, if at any time the Applicable Facilities Credit Ratings assigned by the Rating Agencies are “split” (i.e., are not at the same corresponding level on the pricing grid above), then the Applicable Margins shall be determined by reference to the lower Applicable Facilities Credit Rating assigned by the relevant Rating Agency and (ii) at all times during which there shall exist any Default or any Event of Default, the Applicable Margins shall be determined pursuant to the pricing grid above on the same basis as if no Applicable Facilities Credit Rating were available from either Rating Agency.
          “Applicable ECF Percentage” shall mean 50%; provided, however, that if at any time the Applicable Corporate Credit Rating issued by each Rating Agency shall each be the Minimum Investment Grade Rating or higher (with at least a stable outlook), the Applicable ECF Percentage shall instead be 0%.
          “Approved Alternate Currency” shall mean Euros and Pounds Sterling.
          “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Assignment Agreement” shall have the meaning provided in Section 12.04(b)(A).
          “Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion, Letter of Credit Requests and similar administrative notices, any person or persons that has or have been (x) authorized by the board of directors of the Borrower or (y) designated by a person authorized by the board of directors of the Borrower, in each case, to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent and the respective Letter of Credit Issuer; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, chief accounting officer, controller or other senior financial officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower, in each case to the extent acceptable to the Administrative Agent; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

          “B&W Parent” shall mean Brown & Williamson Holdings, Inc. (f/k/a Brown & Williamson Tobacco Corporation), a Delaware corporation.
          “Bankruptcy Code” shall have the meaning provided in Section 9.05.
          “Base Rate” shall mean, for any day, the publicly announced prime rate on such date of JPMCB.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrower Common Stock” shall mean the common stock, par value $0.0001 per share, of the Borrower.
          “Borrower Guaranty” shall mean, collectively, the guaranty of the Borrower pursuant to Section 13 of this Agreement.
          “Borrower Preferred Stock” shall mean the Series B preferred stock, par value $0.01 per share, of the Borrower, having the terms set forth in the Articles of Incorporation of the Borrower.
          “Borrowing” shall mean and include the incurrence of one Type of Loan of a single Tranche by the Borrower from all of the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period, provided that Reference Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.
          “Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Administrative Agent pursuant to this Agreement.
          “Calyon” shall mean Calyon New York Branch and any successor corporation thereto by merger, consolidation or otherwise.
          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that the term

“Capital Expenditures” shall in any event exclude (A) expenditures made by such Person in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with proceeds of asset sales made in accordance with Section 8.02 and (B) the purchase price paid by such Person in connection with any Investment Equities.
          “Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
          “Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
          “Change of Control” shall mean and include (a) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Borrower; (b) any Person or “group” (within the meaning of Rule 13d-3 and 13d-5 of the of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than B&W Parent), shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act) of 30% or more, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock, and (c) B&W Parent and/or any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) shall have obtained and exercised the power to elect or designate a majority of the Board of Directors of the Borrower.
          “CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including, without limitation, all Mortgaged Properties and all cash, Marketable Investments and other cash equivalents delivered as collateral pursuant to Section 4.02(a) or 9).
          “Collateral Agent” shall mean the Administrative Agent acting as Collateral Agent under the Security Documents.
          “Commitment” shall mean any of the commitments of any Lender to extend credit to the Borrower pursuant to this Agreement, i.e., a Term Loan Commitment or a Revolving Loan Commitment.

          “Commitment Fee” shall have the meaning provided in Section 3.01(a).
          “Commodities Agreement” shall mean any forward contract, futures contract, option contract or similar agreement or arrangement, in each case intended to protect the Persons entering into same from fluctuations in the price of, or shortage of supply of, commodities.
          “Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
          “Consolidated Cash Interest Expense” shall mean, for any period, the sum of (x) the remainder of (i) consolidated interest expense of the Borrower and its Subsidiaries (excluding, however, to the extent included in such consolidated interest expense, (I) non-cash interest expense and (II) amortization of debt issuance cost) minus (ii) consolidated cash interest income of the Borrower and its Subsidiaries, plus (y) the product of (i) the amount of all cash Dividend requirements to Persons other than Borrower or any of its Subsidiaries (whether or not declared or paid) on Disqualified Preferred Stock of the Borrower and any Preferred Equity Interests of any of its Subsidiaries paid, accrued or scheduled to paid or accrued during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign income tax rate (expressed as a decimal number between one and zero) of the Borrower as reflected in the audited consolidated financial statements of the Borrower for its most recently completed fiscal year, which amounts described in preceding clause (y) shall be treated as interest expense of the Borrower and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP, it being understood that the determination of the amounts specified in clauses (x)(i)(I) and (x)(i)(II) shall be made on a basis consistent with the methodology utilized by the Borrower to determine such amounts on the Fourth Restatement Effective Date.
          “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.
          “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or extraordinary losses, (y) any non-cash income or charges (to the extent such non-cash income or charges, as the case may be, do not give rise to any cash receipt or payment, as the case may be, in a future period), and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (I) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period which includes any portion of any fiscal quarter ended after the Fourth Restatement Effective Date and on or prior to December 31, 2007, an amount equal to the Post-Closing Integration Charges actually recorded or accrued during such period, and (v) in the case of any period including the fiscal quarters of the Borrower ended June 30, 2006 and September 30, 2006, the amount of all fees and expenses incurred in connection with the Transaction during such fiscal quarter and (II) subtracting therefrom the amount of all cash payments made by the Borrower and its Subsidiaries during such period pursuant to any settlement with respect to tobacco liability which otherwise did not reduce Consolidated Net Income for such period or a prior period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Fourth Restatement Effective Date, Consolidated EBITDA for all portions of such period occurring prior to the Fourth Restatement Effective Date shall be calculated in accordance with the definition of Test Period contained herein.
          “Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period; provided that for purposes of any calculation of the Consolidated Fixed Charge Coverage Ratio pursuant to Section 8.09(l) and the definition of “Incremental Commitment Requirements” only, Consolidated EBITDA and Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
          “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Cash Interest Expense for such period, (ii) the scheduled principal amount of all amortization payments on all Indebtedness of the Borrower and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof), (iii) the amount of all cash payments made by the Borrower and its Subsidiaries in respect of income taxes or income tax liabilities during such period (net of cash tax refunds received by the Borrower and its Subsidiaries during such period and excluding taxes related to asset sales not in the ordinary course of business), (iv) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures, to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness), and (v) the aggregate amount of all cash Dividends (including stock repurchases) made or paid by the Borrower pursuant to Sections 8.05(c), (d) and (f) during such period. Notwithstanding anything to the contrary contained above, to the extent Consolidated Fixed Charges are to be determined for any period which includes any fiscal quarter of Borrower (or portion thereof) occurring prior to the Fourth Restatement Effective Date, Consolidated Fixed Charges for such fiscal quarter shall be calculated in accordance with the definition of Test Period contained herein.

          “Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all indebtedness of Borrower and its Subsidiaries for borrowed money (including obligations evidenced by bonds, notes or similar instruments), (ii) the aggregate amount of all Capitalized Lease Obligations of Borrower, (iii) all Indebtedness of the types described in clause (i), (ii), (iii), (iv), or (v) of this definition secured by any Lien on any property owned by Borrower or any of its Subsidiaries, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the amount of such Indebtedness that is secured by such Lien or (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) all Contingent Obligations of Borrower and any of its Subsidiaries for Indebtedness of another Person (regardless of any contrary treatment under GAAP), and (v) all Indebtedness of Borrower and its Subsidiaries of the type described in clauses (ii), (iii), (iv) and (viii) of the definition of Indebtedness contained herein; provided that for purposes of this definition, (x) the amount of Indebtedness in respect of Hedging Agreements shall be at any time the unrealized net loss position, if any, of Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, (y) Indebtedness (including Contingent Obligations) in respect of surety bonds issued in the ordinary course of business and consistent with the past practices of Borrower and its Subsidiaries as in effect on the Fourth Restatement Effective Date (excluding, however, for avoidance of doubt, any Litigation Bond) shall be excluded in any determination of “Consolidated Indebtedness” and (z) to the extent issued to any Person other than Borrower or any of its Subsidiaries, any Disqualified Preferred Stock of the Borrower and any Preferred Equity Interests of any of its Subsidiaries shall be treated as Indebtedness, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Preferred Equity Interests deemed to be a component of Consolidated Indebtedness.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
          “Consolidated Total Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended; provided that (i) for purposes of any calculation of the Consolidated Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Consolidated Total Leverage Ratio pursuant to Section 8.09(l) and the definition of “Incremental Commitment Requirements” only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
          “Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations including reimbursement obligations in respect of litigation bonds (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the maximum stated or determinable amount of such Contingent Obligation and (y) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Director” shall mean, at any date, an individual (x) who is a member of the Board of Directors of Borrower on the Fourth Restatement Effective Date, (y) who, as at such date, has been a member of such Board of Directors for at least the twelve preceding months, or (z) who has been nominated, or designated by B&W Parent pursuant to a governance agreement, to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.
          “Conwood Holdings” shall mean Conwood Holdings, Inc. (f/k/a Pinch Acquisition Corp.), a Wholly-Owned Subsidiary of the Borrower formed to acquire all of the capital stock of NA Holdings, Inc. pursuant to the Acquisition.
          “Conwood Subsidiaries” shall mean, collectively, (i) Conwood Company, L.P., (ii) Conwood Sales Co., L.P., (iii) Rosswil LLC and (iv) Scott Tobacco LLC.
          “Credit Card Issuer” shall mean JPMCB or any of its affiliates (even if JPMCB ceases to be a Lender under the Credit Agreement for any reason) and their respective successors or assigns.
          “Credit Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Intercompany Subordination Agreement and (if then in effect) the Security Documents.

          “Credit Event” shall mean and include the making of a Loan and/or the issuance of a Letter of Credit.
          “Credit Party” shall mean each of the Borrower, each Subsidiary Guarantor and, prior to its dissolution as contemplated by Section 7.14, NA Holdings.
          “Cumulative Adjusted Net Income” shall mean, at any time for any determination thereof, the sum of (i) Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2006 and ending on the last day of the last fiscal quarter of the Borrower then ended plus (ii) all losses from debt retirement deducted in determining Consolidated Net Income for the period referred to in clause (i) above plus (iii) all trademark and goodwill amortization and all non-cash impairments of goodwill and trademarks (if any) of the Borrower and its Subsidiaries for the period referred to in clause (i) above, in each case to the extent deducted in determining such Consolidated Net Income for such period, less (iv) any tax benefit relating to the losses described in preceding clause (ii) and included in determining Consolidated Net Income for the period referred to in clause (i) above.
          “Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect the Persons entering into same against fluctuations in currency values.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Disqualified Preferred Stock” shall mean any Preferred Equity Interests of the Borrower other than Qualified Preferred Stock.
          “Dividends” shall have the meaning provided in Section 8.05.
          “Documentation Agent” shall mean each of General Electric Capital Corporation and Mizuho Corporate Bank. Ltd. and any successor to any such Person, by merger, consolidation or otherwise.
          “Documents” shall mean and include (i) the Credit Documents, (ii) the Initial New Senior Notes Documents, (iii) the Acquisition Documents and (iv) all other material documents, agreements and instruments executed in connection with the Transaction.
          “Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.
          “Drawing” shall have the meaning provided in Section 2.04(b).
          “Eligible Transferee” shall mean and include a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D); provided that Eligible

Transferee shall not include any Person (or any Affiliate thereof) who competes with the Borrower and its Subsidiaries in the tobacco business.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability or damages, costs or environmental remediation, fines or penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower, any Subsidiary or any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Eurodollar Loans” shall mean each Term Loan or Revolving Loan bearing interest at the rates provided in Section 1.08(b).
          “Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Dollar deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by JPMCB for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of such Dollar denominated Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Event of Default” shall have the meaning provided in Section 9.
          “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness and (2) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment pursuant to Section 4.02(b) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of cash Dividends (including stock repurchases) made or paid by the Borrower pursuant to Section 8.05(d) during such period and (v) the aggregate amount of cash payments actually made by the Borrower and its Subsidiaries during such period to fund pension liabilities of the Borrower and its Subsidiaries (whether made on a voluntary basis or to comply with minimum contribution requirements of the applicable provisions of the Code), to the extent the amount of such cash payments are not otherwise deducted in determining Adjusted Consolidated Net Income; provided that in no event shall the aggregate amount deducted from the calculation of “Excess Cash Flow” pursuant to this clause (v) as a result of a voluntary funding of pension liabilities exceed $150,000,000.
          “Excess Cash Payment Date” shall mean the date occurring 110 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ended December 31, 2007).
          “Excess Cash Payment Period” shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.
          “Exchange Senior Notes” shall mean, collectively, the senior notes issued by the Borrower pursuant to the New Senior Notes Indenture in exchange for Existing Senior Notes pursuant to the “Note Exchange Offer” described in that certain Offer to Exchange and Consent Solicitation Statement, dated May 19, 2006, having terms (other than interest rate and tenor) identical to the Initial New Senior Notes, in each case as the same may be amended, modified, and/or supplemented from time to time in accordance with the terms hereof and thereof.

          “Excluded Collateral” shall mean (i) the Equity Interests of each Subsidiary of RJRTH (other than Reynolds Tobacco) and the Excluded Joint Ventures, (ii) the leasehold interest and rights of Reynolds Tobacco in and to property located at the Zachary Smith Reynolds Airport, under a certain lease agreement with the Airport Commission of Forsyth County, dated January 1, 1980, recorded in Book 1298, Page 1365, Forsyth County Registry, and assigned and transferred to Reynolds Tobacco by its former parent company pursuant to an Assignment of Lease, dated April 27, 1989, to the extent the grant of a leasehold mortgage in such leasehold is prohibited by the terms thereof, (iii) any property or asset of Santa Fe or Lane other than (x) intellectual property and (y) any property or asset a security interest in which can be perfected by the filing of a UCC financing statement in any relevant jurisdiction, and (iv) at any time prior to the exchange of at least 51% in aggregate principal amount of each series of Existing Senior Notes for Exchange Senior Notes (and the elimination of the lien covenant in the indentures governing the same as consented to by the requisite holders of the Existing Senior Notes), all indebtedness and other obligations owing by a Subsidiary of RJRTH to RJRTH or any of its Subsidiaries.
          “Excluded Joint Ventures” shall mean and include Targacept, Inc., Large Scale Biology Corporation and Technology Concepts and Design, Inc.
          “Existing Debt” shall mean the Indebtedness of the Subsidiaries of the Borrower outstanding on the Fourth Restatement Effective Date and set forth in Annex VII (other than Indebtedness evidenced by Initial New Senior Notes and Existing Senior Notes), provided that such Indebtedness (excluding intercompany Indebtedness among the Borrower and its Subsidiaries) shall not exceed $89,000,000 in aggregate outstanding principal amount.
          “Existing Interest Rate Swap Agreement” shall mean that certain Interest Rate Swap, dated as of May 16, 2002, between the Borrower and Calyon (Ref #32834), as in effect on the Fourth Restatement Effective Date.
          “Existing Letter of Credit” shall have the meaning provided in Section 2.01(c).
          “Existing Liens” shall mean the Liens on the assets and properties of the Subsidiaries of the Borrower outstanding on the Fourth Restatement Effective Date and set forth in Annex VI, provided that the Indebtedness secured by all such Liens shall not exceed $3,000,000 in aggregate outstanding principal amount.
          “Existing Mortgage Policies” shall mean the Mortgage Policies for each Existing Mortgaged Property pursuant to the Third Amended and Restated Credit Agreement.
          “Existing Mortgaged Properties” shall mean all real property of the Borrower and its Subsidiaries listed on Annex VIII and designated as “Existing Mortgaged Properties” therein.
          “Existing Mortgages” shall mean all Mortgages granted by the Borrower and its Subsidiaries pursuant to the Third Amended and Restated Credit Agreement and which have not been released prior to the Fourth Restatement Effective Date.
          “Existing Senior Notes” shall mean, collectively, (i) RJRTH’s 6.50% Notes due June 1, 2007 in an initial aggregate principal amount equal to $300,000,000 (ii) RJRTH’s

7.875% Notes due May 15, 2009 in an initial aggregate principal amount equal to $200,000,000, (iii) RJRTH’s 6.50% Notes due July 15, 2010 in an initial aggregate principal amount equal to $300,000,000, (iv) RJRTH’s 7.25% Notes due June 1, 2012 in an initial aggregate principal amount equal to $450,000,000, and (v) RJRTH’s 7.30% Notes due July 15, 2015 in an initial aggregate principal amount equal to $200,000,000, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Facilities” shall mean the credit facilities evidenced by the Agreement.
          “Facing Fee” shall have the meaning provided in Section 3.01(c).
          “Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by senior management of the Borrower or its respective Subsidiary making such sale.
          “Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.
          “FHS” shall mean FHS, Inc., a Delaware corporation, and any successor thereto by merger, consolidation, reincorporation or otherwise.
          “First Amended and Restated Credit Agreement” shall have the meaning provided in the first recital of this Agreement.
          “First Restatement Effective Date” shall mean the Restatement Effective Date under, and as defined in, the First Amended and Restated Credit Agreement.
          “Fitch” shall mean Fitch Ratings.
          “Fourth Restatement Effective Date” shall have the meaning provided in Section 5.01.
          “Fourth Restatement Execution Date” shall have the meaning provided in Section 12.10.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, shall be made pursuant to Section 12.07(a).
          “GMB” shall mean GMB, Inc., a North Carolina corporation.
          “Government Acts” shall have the meaning provided in Section 2.06(a).
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Granting Lender” shall have the meaning provided in Section 12.04.
          “Guaranteed Creditors” shall mean and include the Administrative Agent, the Collateral Agent, each Lead Agent, each Lender, the Swingline Lender, each Letter of Credit Issuer, each Credit Card Issuer, each party (other than any Credit Party) party to (or participating in) a Hedging Agreement to the extent such party is a Lender or an affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) and their subsequent assigns and Calyon, as counterparty to the Existing Interest Rate Swap Agreement.
          “Guaranteed Obligations” shall mean (x) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Guaranteed Party owing under any Secured Credit Card Agreement entered into by such Guaranteed Party with any Credit Card Issuer, whether now in existence or hereafter arising, and the due performance and compliance by each Guaranteed Party with all terms, conditions and agreements contained therein and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Guaranteed Party owing under any Hedging Agreement entered into by such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising, and the due performance and compliance by each Guaranteed Party with all terms, conditions and agreements contained therein.
          “Guaranteed Party” shall mean the Borrower and each other Subsidiary of the Borrower (other than any Non-Guarantor Subsidiary) party to a Secured Credit Card Agreement with any Credit Card Issuer or a Hedging Agreement with any Guaranteed Creditor.
          “Guarantor” shall mean the Borrower and each Subsidiary Guarantor.
          “Guaranty” shall mean and include the Subsidiary Guaranty and the Borrower Guaranty.
          “Guaranty Event” shall mean that the Applicable Corporate Credit Rating issued by at least one Rating Agency is at least one level below the Minimum Investment Grade Rating.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreements” shall mean and include Commodities Agreements, Currency Agreements, Interest Rate Agreements and all other similar hedging arrangements.
          “Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental RL Commitment on a given Incremental RL Commitment Date, the satisfaction of each of the following conditions on or prior to the effective date of the respective Incremental RL Commitment Agreement: (1) no Default or Event of Default then exists or would result therefrom, (2) all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (3) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 8.07 and 8.08 for the Test Period most recently ended prior to such date of effectiveness, on a Pro Forma Basis, as if the Revolving Loans to be made pursuant to such Incremental RL Commitments (assuming the full utilization thereof) had been incurred on the first day of such Test Period; (4) the delivery by the Borrower to the Administrative Agent of an officer’s certificate executed by an Authorized Officer of the Borrower and certifying as to compliance with preceding clauses (1), (2) and (3) and containing the calculations (in reasonable detail) required by preceding clause (3); (5) the delivery by the Borrower to the Administrative Agent of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by each Subsidiary Guarantor, acknowledging that such Incremental RL Commitment and all credit extensions subsequently made pursuant to such Incremental RL Commitment shall constitute (and be included in the definition of) “Guaranteed Obligations” under the Subsidiary Guaranty; (6) the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Fourth Restatement Effective Date pursuant to Section 5.01 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request, (7) the delivery by the Borrower and the other Credit Parties to the Administrative Agent of such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request and (8) the completion by the Borrower and the other Credit Parties of such other actions as the Administrative Agent may reasonably request in connection with the provision of such Incremental RL Commitment.
          “Incremental RL Commitment” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 1.16(b) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 1.16; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 1.16.

          “Incremental RL Commitment Agreement” shall mean each Incremental RL Commitment Agreement in the form of Exhibit K (appropriately completed) executed in accordance with Section 1.16.
          “Incremental RL Commitment Date” shall mean each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 1.16(b).
          “Incremental RL Lender” shall have the meaning specified in Section 1.16(b).
          “Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances and bank guaranties, (iv) the maximum amount available to be drawn or paid under all surety, appeal and litigation bonds and similar obligations issued for the account of such Person and all unreimbursed payments in respect of such surety, appeal and litigation bonds and similar obligations, (v) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (vi) all Capitalized Lease Obligations of such Person, (vii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) all obligations of such Person under Hedging Agreements and (ix) all Contingent Obligations of such Person, provided that Indebtedness shall not include (x) trade payables and accrued expenses, in each case arising in the ordinary course of business and (y) any obligation of the Borrower or any Subsidiary thereof to purchase tobacco and/or other products, services and produce utilized in its business pursuant to agreements entered into in the ordinary course of business on a basis consistent with the Borrower’s or such Subsidiary’s past practices or then current industry practices; and provided, further, that (a) for the purposes of Section 9.04, the amount of Indebtedness represented by any Hedging Agreement shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (b) for the purposes of determining the Indebtedness permitted to be secured pursuant to Section 8.03(j) or outstanding under Section 8.04(o), the amount of Indebtedness included in such determination that is attributable to all Hedging Agreements secured or permitted thereunder, as the case may be, shall be an amount equal to the Net Termination Value, if any, of all such Hedging Agreements (less, in the case of any determination of Indebtedness permitted to be outstanding under Section 8.04(o) only, the aggregate amount of cash and cash equivalents pledged to secure obligations under all such Hedging Agreements pursuant to customary cash collateral arrangements).
          “Indemnitee” shall have the meaning provided in Section 12.01.
          “Information” shall have the meaning provided in Section 12.15.
          “Initial New Senior Notes” shall mean, collectively, (i) the Borrower’s 7.25% Senior Secured Notes due 2013 in an initial aggregate principal amount equal to $625,000,000,

(ii) the Borrower’s 7.625% Senior Secured Notes due 2016 in an initial aggregate principal amount equal to $775,000,000 and (iii) the Borrower’s 7.75% Senior Secured Notes due 2018 in an initial aggregate principal amount equal to $250,000,000, in each case issued pursuant to the New Senior Notes Indenture, as in effect on the Fourth Restatement Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Initial New Senior Notes Documents” shall mean (i) the Initial New Senior Notes, (ii) the New Senior Notes Indenture and (iii) all other documents executed and delivered in connection with the issuance of the Initial New Senior Notes, as in effect on the Fourth Restatement Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Insignificant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower (other than any Subsidiary Guarantor) the gross book value of the assets of which does not exceed $10,000,000.
          “Intercompany Loans” shall have the meaning provided in Section 8.09(i).
          “Intercompany Subordination Agreement” shall have the meaning provided in Section 5.01K.
          “Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 1.09.
          “Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement.
          “Investment Equities” shall mean and include (x) equity securities (i) of any entity in which the Borrower and its Subsidiaries do not collectively own more than 5% of the outstanding equity securities of such entity, (ii) which are listed and regularly traded on a nationally recognized U.S. stock exchange or market and (iii) which are not restricted as to resale by the Borrower or its Subsidiaries (whether by contract, law or otherwise), (y) preferred stock and/or “income notes” of any investment vehicle owned by the Borrower or any of its Subsidiaries, so long as (i) such investment vehicle invests solely in debt securities and (ii) the aggregate amount of cash used to acquire such preferred stock after the Fourth Restatement Effective Date does not exceed $35,000,000 and (z) the Equity Interests of the Excluded Joint Ventures owned by the Borrower or any of its Subsidiaries.
          “Investments” shall have the meaning provided in Section 8.09.
          “JPMCB” shall mean JPMorgan Chase Bank, N.A. and any successor corporation thereto by merger, consolidation or otherwise.
          “Lane” shall mean Lane Limited, a New York corporation.

          “LCPI” shall mean Lehman Commercial Paper Inc. and any successor corporation thereto by merger, consolidation or otherwise.
          “L/C Termination Date” shall mean the fifth Business Day preceding the Revolving Loan Maturity Date.
          “Lead Agent” shall mean and include JPMCB and LCPI and any successor to either thereof appointed pursuant to Section 11.09, it being understood that such term, when used herein, shall include JPMCB or LCPI, as the case may be, acting in its capacity as Administrative Agent, Collateral Agent or Syndication Agent, as applicable.
          “Lender” shall have the meaning provided in the first paragraph of this Agreement.
          “Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.03(c) or (ii) a Lender having notified any Lead Agent and/or the Borrower that it does not intend to comply with its obligations under Section 1.01(a) or 1.01(c) or under Section 2.03(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.
          “Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 2.01.
          “Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).
          “Letter of Credit Issuer” shall mean and include (i) JPMCB, (ii) each other Lender requested by the Borrower to issue Letters of Credit to the extent consented to by such Lender and (iii) with respect to the Existing Letters of Credit, the Lender designated as the issuer thereof on Annex III.
          “Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit (in the case of Letters of Credit denominated in a currency other than U.S. Dollars, calculating the Stated Amount and Unpaid Drawings with respect thereto in accordance with the requirements of Section 12.07(c)).
          “Letter of Credit Request” shall have the meaning provided in Section 2.02.
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement (other than customary negative pledge clauses) to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
          “Litigation Bond” shall mean any surety bond, supersedeas bond, judgment bond or other bond or insurance policy issued for bonding litigation judgments for appeal.

          “Loan” shall mean any Term Loan, Revolving Loan or Swingline Loan.
          “Mandatory Borrowing” shall have the meaning provided in Section 1.01(c).
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Marketable Investments” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P, Moody’s or Fitch, (iii) Dollar denominated domestic and Eurodollar time deposits, domestic and Yankee certificates of deposit and bank obligations and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or Fitch or “A2” or the equivalent thereof from Moody’s with maturities of not more than two years from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than one year and collateralized with US Treasury, US Government Agency or other permitted investments consistent with the Borrower’s corporate guidelines and which have a collateral margin of at least 102%, marked to market daily, (v) commercial paper, extendable commercial notes and master notes issued by any Person incorporated in the United States and euro-commercial paper of domestic and foreign companies rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or at least F-1 by Fitch and in each case maturing not more than 397 days after the date of acquisition by such Person, (vi) U.S. dollar denominated commercial paper or Canadian dollar commercial paper and government obligations of Canada, fully hedged, of Canadian companies whose commercial paper is rated R-1 by Dominion Bond Rating Service, (vii) investments in 2a-7 money market funds, (viii) corporate bonds and medium term notes rated at least “A” by S&P and/or Fitch and/or “A2” by Moody’s with maturities of not more than two years from the date of acquisition by such Person, (ix) asset-backed securities and mortgage-backed securities rated “A” or better by any of S&P, Moody’s or Fitch with maturities or rate reset dates of not more than two years from the date of acquisition by such Person, (x) taxable money market preferred (including but not limited to taxable auction debt) instruments rated at least “A” by S&P and/or Moody’s and/or Fitch and redeemable at par with a rollover period no longer than six months, (xi) tax exempt debt and par value preferred instruments rate at least “A” or the equivalent by S&P and/or Moody’s and/or Fitch and redeemable at par with a rollover period no longer than six months, (xii) domestic and international equity and bond funds (including indexed funds) with a “market capitalization” or “assets under management” of not less than $500,000,000, (xiii) separate account portfolios managed by registered investment advisors with guidelines adhering substantially to the securities above (it being understood, however, that, for purposes of clause (viii) above, a bond portfolio that holds corporate bonds and medium term notes rated at least “BBB” by S&P and/or Fitch and/or “Baa2” by Moody’s (and with maturities of not more than two years from the date of acquisition) shall be considered to adhere “substantially to the guidelines” in clause (viii) above, so long as such bond portfolio holds securities that (on a blended basis) satisfy the rating requirements for securities of the type described in clause (viii) above), and (xiv) separate account portfolios which (x) constitute “current assets” within the meaning of the definition of “Consolidated Current Assets”, (y) are managed by a registered investment advisor and (z) invest in securities of the type described in clauses (i) and (ii) above, except that the underlying securities may have maturities in excess of two years, so long as the underlying securities held in such account portfolio have an average duration of not more than five years; provided that the fair market value of all funds of the type described in this clause (xiv) owned or held by the Borrower and its Subsidiaries shall not exceed $500,000,000.
          “Material Adverse Effect” shall mean (A) as such term is used in any representation or warranty to be made, any covenant to be undertaken, any condition to be satisfied or any Default or Event of Default to be determined, in any such case on the Fourth Restatement Effective Date, a material adverse condition or material adverse change in or affecting the business, financial condition, results of operations, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Acquisition; provided, however, that any adverse event, development or circumstance attributable to the following shall, in each case, be excluded from such determination to the extent any such event, development or circumstance does not have a disproportionate adverse effect on the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Acquisition, as compared to other entities engaged in the industry in which the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Acquisition operates in general: (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, guidance, protocol or any other law of or by any governmental authority; and (2) any change or development in financial or securities markets or the economy in general or relating to the industry in which the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Acquisition, operates in general (including any legal action against any entities (other than the Borrower and its Affiliates) engaged in the industry in which the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Acquisition operates in general) and (B) as such term is used in any representation or warranty to be made, any covenant to be undertaken, any condition to be satisfied or any Default or Event of Default to be determined, in any such case at any time after the Fourth Restatement Effective Date, a material adverse effect on (i) the operations, business, property, assets or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the rights or remedies of the Agents and the Lenders or the ability of any Credit Party to perform its obligations to the Agents or the Lenders hereunder or under any other Credit Document to which it is party, and/or (iii) in the case of Section 5.01G and Section 6.04, on the prospects of the Borrower and its Subsidiaries taken as a whole, provided that (x) the existence of, or the rendering of any verdict or entry of any order, injunction or judgment in, any action, suit, proceeding or inquiry listed on Annex IV will not have a “Material Adverse Effect” for purposes of Section 6.04 and (y) (I) the existence of, or the rendering of, any verdict or entry of any order, injunction or judgment that in each case can be stayed pending appeal (but only for so long as such stay can still be obtained) or that is stayed pending appeal and (II) the posting of a supersedeas or other appeal bond in respect of any verdict, order or judgment shall not, in each case, in and of itself have a “Material Adverse Effect” for purposes of Section 5.01G or Section 6.09(d), even if such verdict, order or judgment could be viewed as having a material adverse effect on future litigation prospects, unless such verdict, order or judgment results in an actual material adverse effect on the operations, business, property, assets or financial condition of the Borrower and its Subsidiaries taken as a whole. It is understood and agreed that for purposes of any condition to be satisfied, or representation or warranty to be made, on the Fourth Restatement Effective Date references in this definition to “Borrower and its Subsidiaries” shall include the Acquired Business.
          “Material Subsidiary” shall mean and include RJRTH, each of the Conwood Subsidiaries referred to in clauses (i), (ii) and (iii) of the definition of “Conwood Subsidiary”, Santa Fe, Lane, Reynolds Tobacco, Acquisition Corp., each of the Specified Subsidiaries and each other Subsidiary of the Borrower (including any Person first becoming a Subsidiary upon consummation of a Permitted Acquisition) to the extent that (x) the aggregate book value of the assets of such other Subsidiary, determined on a consolidating basis, is equal to or more than $100,000,000 or (y) the net sales of such other Subsidiary during its then most recently ended fiscal year, determined on a consolidating basis, were equal to or more than $100,000,000, provided that such net sales shall be determined on a pro forma basis for the 12 months last ended when determining whether any Person that is the survivor of any merger or consolidation or that is the transferee of any property or assets from other Subsidiaries of the Borrower is a Material Subsidiary.
          “Material Subsidiary Threshold Event” shall mean the occurrence of either of the following events: (i) the aggregate book value of the assets of all Subsidiaries of the Borrower which (x) do not constitute Material Subsidiaries in accordance with the definition thereof or (y) are not then party to the Subsidiary Guaranty (and, if a Trigger Event is then in existence, the relevant Security Documents), exceeds $250,000,000 or (ii) the net sales of all Subsidiaries of the Borrower which (x) do not constitute Material Subsidiaries in accordance with the definition thereof or (y) are not then party to the Subsidiary Guaranty (and, if a Trigger Event is then in existence, the relevant Security Documents), exceeds $200,000,000.
          “Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Maturity Date, as the case may be.
          “Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Term Loans, $10,000,000, (ii) with respect to a Borrowing of Revolving Loans, $10,000,000 and (iii) with respect to a Borrowing of Swingline Loans, $5,000,000.
          “Minimum Investment Grade Rating” shall mean the lowest rating level established as investment grade by each Rating Agency; it being understood that, as of the Fourth Restatement Effective Date, the “Minimum Investment Grade Rating” of S&P is BBB- and the “Minimum Investment Grade Rating” of Moody’s is Baa3.
          “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor corporation thereto.
          “Mortgage” shall mean each mortgage, deed of trust or deed to secure debt required to be delivered with respect to any real property pursuant to the terms of this Agreement (including, after the execution and delivery thereof, each Mortgage required pursuant to Section 7.10), together with any assignment of leases and rents to be executed in connection therewith (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof).

          “Mortgage Amendment” shall have the meaning provided in Section 5.01N.
          “Mortgage Policy” shall mean each mortgage title insurance policy (and all endorsements thereto) for each Mortgaged Property required to be delivered pursuant to this Agreement.
          “Mortgaged Properties” shall mean the Existing Mortgaged Properties and the New Mortgaged Properties and shall include any real property mortgaged pursuant to Section 7.10.
          “NA Holdings” shall mean NA Holdings, Inc., a Delaware corporation formed to hold all of the Equity Interests of the Conwood Subsidiaries to be acquired in connection with the Acquisition.
          “Net Cash Proceeds” shall mean for any event requiring a repayment of Term Loans pursuant to Section 4.02, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) paid or incurred in connection with any such event.
          “Net Termination Value” shall mean at any time, with respect to all Hedging Agreements for which a Net Termination Value is being determined, the excess, if positive, of (i) the aggregate of the unrealized net loss position of the Borrower and/or its Subsidiaries under each of such Hedging Agreements on a marked-to-market basis determined no more than one month prior to such time less (ii) the aggregate of the unrealized net gain position of the Borrower and/or its Subsidiaries under each of such Hedging Agreements on a marked-to-market basis determined no more than one month prior to such time.
          “New Senior Notes” shall mean (i) the Initial New Senior Notes, (ii) the Exchange Senior Notes and (iii) the Additional Senior Notes, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “New Senior Notes Documents” shall mean (i) the New Senior Notes, (ii) the New Senior Notes Indenture and (iii) all other documents executed and delivered in connection with any issuance of the New Senior Notes, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “New Senior Notes Indenture” shall mean the Indenture, dated as of May 31, 2006, among the Borrower, the Subsidiary Guarantors and The Bank of New York, as trustee, as in effect on the Fourth Restatement Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “New Mortgaged Properties” shall mean each Mortgaged Property designated as such on Annex VIII hereto.

          “Non-Declared Dividend” shall mean and include, as to any Person, (i) the redemption, retirement, purchase, or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or of any other Equity Interests of such Person outstanding on the Fourth Restatement Effective Date or thereafter (or any warrants for or options or stock or similar appreciation rights in respect of any such shares or Equity Interests but not including any convertible debt) or the setting aside of any funds for any of the foregoing purposes and (ii) the making or payment of any other Dividend on or after the Fourth Restatement Effective Date by such Person which does not require or involve a declaration or authorization by such Person.
          “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
          “Non-Defaulting RL Lender” shall mean each RL Lender which is not a Defaulting Lender.
          “Non-Guarantor Subsidiary” shall mean (i) on the Fourth Restatement Effective Date, each Subsidiary of the Borrower listed on Part B of Annex V and (ii) after the Fourth Restatement Effective Date, any Subsidiary of the Borrower that is not at such time a Subsidiary Guarantor.
          “Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
          “Note” shall have the meaning provided in Section 1.05(a).
          “Notice of Borrowing” shall have the meaning provided in Section 1.03(a).
          “Notice of Conversion” shall have the meaning provided in Section 1.06.
          “Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Lead Agent, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.
          “Original Credit Agreement” shall mean the Credit Agreement, dated as of May 7, 1999, among the Borrower and certain financial institutions, as in effect on the First Restatement Effective Date (immediately prior to giving effect thereto).
          “Original Effective Date” shall mean the “Closing Date” under, and as defined in, the Original Credit Agreement.
          “Original Execution Date” shall mean the “Execution Date” under, and as defined in, the Original Credit Agreement.
          “Participant” shall have the meaning provided in Section 2.03(a).

          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Permanent Surplus Cash” shall mean cash on hand and Marketable Investments at the Borrower and its Domestic Subsidiaries that has not been designated to be used to pay income, excise or other taxes or to make settlement payments in respect of tobacco liability, provided that the lesser of (i) $100,000,000 and (ii) the total amount of cash on hand in the cash management systems of the Borrower and its Domestic Subsidiaries, shall be excluded from Permanent Surplus Cash.
          “Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of the Borrower (so long as if such Wholly-Owned Domestic Subsidiary is a Subsidiary Guarantor, such Subsidiary Guarantor is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), Borrower Common Stock, contingent earn-outs to be paid in cash or Borrower Common Stock, the issuance or incurrence of Indebtedness (including earn-outs) otherwise permitted by Section 8.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 8.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (C) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, provided, however, the respective proposed Permitted Acquisition shall not be required to meet the requirements set forth above in this clause (C) if the Aggregate Consideration payable in connection with the portion of the Acquired Business or Entity acquired pursuant to such Permitted Acquisition that does not meet the requirements of clause (C) (as determined in good faith by the Borrower), when aggregated with the Aggregate Consideration payable in connection with the portions of all other Acquired Businesses or Entities acquired pursuant to Permitted Acquisitions consummated after the Fourth Restatement Effective Date that do not meet the foregoing requirements of this clause (C) (as determined in good faith by the Borrower), does not exceed $100,000,000, (D) after giving effect to the respective Permitted Acquisition, the Borrower and its Subsidiaries are in compliance with Section 8.01, (E) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business, if the respective Acquired Entity or Business so acquired would be a Material Subsidiary after giving effect to such Permitted Acquisition, such Acquired Entity or Business shall become a Subsidiary Guarantor upon the consummation of such Permitted Acquisition and takes all of the actions specified in Section 8.02(h)(y)(II), (F) in the case of a Permitted Acquisition by a Wholly-Owned Domestic Subsidiary that is not a Material Subsidiary but that, after giving effect to such Permitted Acquisition, will become a Material Subsidiary, such Wholly-Owned Domestic Subsidiary shall become a Subsidiary Guarantor upon the consummation of such Permitted Acquisition and take all of the actions specified in Section 8.02(h)(y)(II), and (G) in the case of a Permitted Acquisition by any Credit Party while a Trigger Event is in effect, take all other actions specified in Section 7.10(b) as may be requested by the Administrative Agent. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
          “Permitted Currency Agreement” shall mean any Currency Agreement entered into in the ordinary course of business by the Borrower and/or any Subsidiary of the Borrower with any Lender or Lenders (and/or their affiliates) to the extent consistent with the practices of the Borrower and its Subsidiaries prior to the Fourth Restatement Effective Date or with then current practices in the industry and so long as the entering into of any such Currency Agreement is a bona fide hedging activity and not for speculative purposes.
          “Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
          “Permitted Interest Rate Agreements” shall mean, collectively, (i) Interest Rate Agreements entered into in the ordinary course of business by the Borrower and/or any Subsidiary Guarantor with any financial institution that is a Lender (and/or an affiliate of any Lender) at the time of the entering into of any such Interest Rate Agreement, so long as the entering into of any such Interest Rate Agreement is a bona fide hedging activity and not for speculative purposes and (ii) the Existing Interest Rate Swap Agreement.
          “Permitted Liens” shall have the meaning provided in Section 8.03.
          “Permitted Litigation Bonding” shall mean the making of deposits with the proceeds of Loans and/or the issuance of Letters of Credit, in each case for the purposes of bonding litigation judgments entered against any Credit Party after the Fourth Restatement Effective Date, provided that, at the time of the making of any such Loan or issuance of any such Letter of Credit, and after deducting any usage by the Credit Parties of Permanent Surplus Cash in accordance with Section 8.03(f) to effect such bonding of litigation judgments, the amount of Permanent Surplus Cash shall be zero, provided, further, however, that, in the event a bonding company requires its bond to be supported by a letter of credit instead of cash, Letters of Credit will be available for bonding litigation judgments before all such Permanent Surplus Cash has been utilized for such purpose, if and only if the Letters of Credit so issued are cash collateralized with the Permanent Surplus Cash otherwise required to be used for such purpose pursuant to cash collateral arrangements in form and substance satisfactory to the Lead Agents.
          “Permitted Obligations” shall mean and include obligations (i) to pay taxes, (ii) to pay import duties, to post customs bonds and otherwise in connection with customs and trade laws, (iii) to purchase equipment or fixtures and otherwise in connection with capital expenditures, (iv) in connection with the importation or purchase of tobacco or other products or goods for use in the day-to-day operations of the Borrower and any Subsidiary of the Borrower consistent with the practices of the Borrower and its Subsidiaries in effect prior to the Fourth Restatement Effective Date or with then current practices in the industry, (v) to make utility payments, (vi) in connection with worker’s compensation obligations or other employee disability obligations, (vii) to provide credit support for any of the foregoing, (viii) in respect of employee loans made in connection with transfers, (ix) to provide credit support for suppliers and distributors in the ordinary course of business, and (x) to support Indebtedness supported by Existing Letters of Credit on the Fourth Restatement Effective Date.
          “Person” shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribution of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribution of), the Borrower, any Subsidiary of the Borrower or an ERISA Affiliate.
          “Pledge Agreement” shall have the meaning provided in Section 5.01L.
          “Post-Closing Integration Charges” shall mean integration charges actually accrued or recorded by the Borrower and its Subsidiaries during the period commencing on the Fourth Restatement Effective Date and ending on December 31, 2007 in connection with the severance of employees, the relocation of offices, equipment and employees, the payment of professional fees, other Acquisition related integration costs and the amortization of related intangibles following the consummation of the Acquisition; provided that the aggregate amount of such charges (to the extent provided for as an add-back pursuant to the definitions of “Consolidated EBITDA”) shall not exceed $45,000,000 in the aggregate (determined on a pre-tax basis).
          “Pounds Sterling” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).
          “Preferred Equity Interests” as applied to the Equity Interests of any Person, means capital stock of such Person (other than common Equity Interests of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class of Equity Interests of such Person, and shall include any Qualified Preferred Stock and any Disqualified Preferred Stock.
          “Pricing End Date” shall mean, with respect to any Pricing Start Date for a given Quarterly Pricing Certificate, the earlier to occur of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent or (y) the date which is 45 days following the last day of the Test Period in which such Pricing Start Date occurred.
          “Pricing Start Date” shall have the meaning provided in the definition of “Applicable Margin”.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
     (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
     (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
     (iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 8.09(l) and the definition of “Incremental Commitment Requirements” only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
          “Pro Forma Financial Statements” shall have the meaning provided in Section 5.01I.
          “Qualified Preferred Stock” shall mean any Preferred Equity Interests of the Borrower, so long as the terms of any such Preferred Equity Interests (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the second anniversary of the Term Loan Maturity Date, (w) do not require the cash payment of dividends or distributions, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (z) are otherwise reasonably satisfactory to the Lead Agents.
          “Quarterly Payment Date” shall mean the third Business Day following the last day occurring in each of March, June, September and December.
          “Quarterly Pricing Certificate” shall mean a certificate of the Borrower given by an Authorized Officer of the Borrower to the Administrative Agent within 45 days of the last day of any fiscal quarter of the Borrower.
          “RAI Assumption Agreement” shall have the meaning provided in Section 5.01T.
          “RAI Existing Senior Notes Assumption and Indemnification Agreement” shall have the meaning provided in Section 5.01U.
          “Rating Agency” shall mean each of S&P and Moody’s.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

          “Reference Rate” shall mean, at any time, the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Rate and (y) the Base Rate as in effect from time to time.
          “Reference Rate Loan” shall mean each Term Loan, Revolving Loan or Swingline Loan bearing interest at the rates provided in Section 1.08(a).
          “Refinance” shall mean, as used in relation to any refinancing of outstanding New Senior Notes, Existing Senior Notes or Refinancing Senior Notes, that (i) principal of New Senior Notes, Existing Senior Notes or Refinancing Senior Notes, as the case may be, shall have been refinanced, in whole or in part, with the proceeds of Refinancing Senior Notes or (ii) the Borrower has at all times cash and/or Marketable Investments on its balance sheet (representing cash proceeds from an issuance of Refinancing Senior Notes) (x) which are specifically set aside for purposes of repaying, and are sufficient in amount to repay, the principal of such outstanding New Senior Notes, Existing Senior Notes or Refinancing Senior Notes, as the case may be, deemed “refinanced” with the proceeds of such Refinancing Senior Notes (as indicated by way of a footnote in its financial statements included in the then most recent public filing with the SEC) and (y) if a Trigger Event is in effect, in which the Collateral Agent (on behalf of the Secured Creditors) has a first-priority perfected security interest, subject to Permitted Liens.
          “Refinancing Senior Notes” shall mean one or more issuances of senior notes issued by the Borrower to Refinance New Senior Notes, Existing Senior Notes or any other senior notes theretofore issued as “Refinancing Senior Notes” in reliance on this definition, all of the terms and conditions of which (and of the indenture governing the same) are substantially identical to (or, from the perspective of the Lenders, more favorable than) those applicable to the Initial New Senior Notes (and the New Senior Notes Indenture), without giving effect to any repayment of such Initial New Senior Notes; provided that (i) the final stated maturity of any such senior notes may differ from that of the Initial New Senior Notes, so long as the final stated maturity of any such senior notes shall be no shorter than the date occurring one year after the Term Loan Maturity Date, (ii) the interest rate and principal amount of any such senior notes may differ from that of the Initial New Senior Notes and (iii) the aggregate principal amount of any such senior notes issued at any time to refinance New Senior Notes, Existing Senior Notes or any other senior notes theretofore issued as “Refinancing Senior Notes” in reliance on this definition shall not exceed the aggregate principal amount of the Indebtedness so refinanced; provided, however, that in the case of any such senior notes issued to Refinance (within the meaning of clause (ii) of the definition of “Refinance”) New Senior Notes, Existing Senior Notes or any other senior notes theretofore issued as “Refinancing Senior Notes” in reliance on this definition, the aggregate principal amount of such senior notes may exceed the aggregate principal amount of the Indebtedness so Refinanced, so long as the aggregate principal amount of all senior notes issued in reliance on this proviso to Refinance (within the meaning of clause (ii) of the definition of “Refinance”) New Senior Notes or any other senior notes theretofore issued as “Refinancing Senior Notes” in reliance on this definition (but excluding Existing Senior Notes) does not exceed $500,000,000 at any time outstanding.
          “Register” shall have the meaning provided in Section 12.04(f).

          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Replaced Lender” shall have the meaning provided in Section 1.14.
          “Replacement Lender” shall have the meaning provided in Section 1.14.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents an amount greater than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).
          “Returns” shall have the meaning provided in Section 6.10.
          “Revolving Loan” shall have the meaning provided in Section 1.01(a).
          “Revolving Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex I hereto, as the same may be reduced and/or adjusted from time to time pursuant to Section 1.14, 3.02, 3.03, 9 and/or 12.04(b)(A).
          “Revolving Loan Maturity Date” shall mean May 31, 2011.
          “Revolving Note” shall have the meaning provided in Section 1.05(a).
          “Reynolds Tobacco” shall mean R.J. Reynolds Tobacco Company, a North Carolina corporation.
          “RJR Packaging” shall mean RJR Packaging, LLC.

          “RJRTH” shall have the meaning provided in the recitals of this Agreement.
          “RJRTH Intercompany Note” shall have the meaning provided in Section 5.01F.
          “RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.
          “RL Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing such Lender’s Revolving Loan Commitment at such time by the Total Revolving Loan Commitment at such time, provided that at any time when the Total Revolving Loan Commitment shall have been terminated, each Lender’s RL Percentage shall be the percentage obtained by dividing such Lender’s outstanding Revolving Loans at such time by the aggregate outstanding Revolving Loans of all Lenders at such time.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.
          “Santa Fe” shall mean Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation.
          “Scheduled Repayment” shall have the meaning provided in Section 4.02(b).
          “Scheduled Repayment Date” shall have the meaning provided in Section 4.02(b).
          “SEC” shall have the meaning provided in Section 7.01(f).
          “SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.
          “Secured Credit Card Agreement” shall have the meaning provided in the Security Agreement.
          “Secured Creditors” shall mean and include, with respect to any Collateral, (i) all Lenders (including in their capacity as Letter of Credit Issuers, the Swingline Lender, Credit Card Issuers or parties to Hedging Agreements) and their affiliates and other Hedging Agreement parties as provided in the Security Documents and (ii) all holders of New Senior Notes, Existing Senior Notes and Refinancing Senior Notes, in each case, to the extent the Lien sharing provisions of the indenture(s) governing the New Senior Notes, the Existing Senior Notes or the Refinancing Senior Notes, as the case may be, require them to be secured by such Collateral.
          “Security Agreement” shall have the meaning provided in Section 5.01M.
          “Security Document” shall mean and include (i) each of the Security Agreement and the Pledge Agreement entered into on the Fourth Restatement Effective Date (or, thereafter, pursuant to Section 12.19) until the same are terminated in accordance with their terms, (ii) each Mortgage, until the same is terminated in accordance with its terms, (iii) after the execution and delivery thereof, each Additional Security Document, until the same is terminated in accordance with its terms and (iii) upon the occurrence of a new Trigger Event after the Fourth Restatement Effective Date, the pledge agreements, security agreements and mortgages entered into (or required to be entered into) pursuant to Section 7.10(b).
          “Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $50,000,000.
          “Significant Letter of Credit Issuer” shall mean JPMCB and any other Letter of Credit Issuer which has issued Letters of Credit in an aggregate Stated Amount for all such Letters of Credit equal to at least $5,000,000.
          “SPC” shall have the meaning provided in Section 12.04.
          “Specified Subsidiaries” shall mean GMB and FHS.
          “Specified Agents” shall mean the Administrative Agent and the Syndication Agents.
          “Stated Amount” of any Letter of Credit shall mean the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met. The Stated Amount of any Letter of Credit denominated in a currency other than U.S. Dollars shall be calculated in accordance with the requirements of Section 12.07(c).
          “Stub Notes” shall mean, collectively, (i) RJRTH’s 8.50% Notes due July 1, 2007 in an initial aggregate principal amount equal to $7,093,000, (ii) RJRTH’s 8.75% Notes due July 15, 2007 in an initial aggregate principal amount equal to $21,814,000 and (iii) RJRTH’s 9.25% Notes due August 15, 2013 in an initial aggregate principal amount equal to $60,077,000, in each case as the same may be amended, modified and/or supplemented from time to time.
          “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% Equity Interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.
          “Subsidiary Guarantor” shall mean (i) each Material Subsidiary of the Borrower as of the Fourth Restatement Effective Date (other than NA Holdings) and (ii) each other Subsidiary of the Borrower created, established or acquired after the Fourth Restatement Effective Date which executes and delivers the Subsidiary Guaranty, unless and until such time as the respective Subsidiary ceases to constitute a Subsidiary or is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof.
          “Subsidiary Guaranty” shall have the meaning provided in Section 5.01J.

          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in aggregate principal amount not to exceed $75,000,000 (as the same may be reduced as provided in Section 3.03(b)).
          “Swingline Lender” shall mean JPMCB, in its capacity as a swingline lender hereunder.
          “Swingline Loans” shall have the meaning provided in Section 1.01(b).
          “Swingline Maturity Date” shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.
          “Swingline Note” shall have the meaning provided in Section 1.05(a).
          “Syndication Agents” shall mean each of LCPI and Citicorp USA, Inc. acting in its capacity as syndication agent hereunder.
          “Tax Benefit” shall have the meaning provided in Section 4.04(c).
          “Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement, dated as of July 30, 2004, among the Borrower and various of its Subsidiaries, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Taxes” shall have the meaning provided in Section 4.04(a).
          “Term Loan” shall have the meaning provided in Section 1.01(d).
          “Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Annex I directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Sections 3.03 and/or 9.
          “Term Loan Maturity Date” shall mean May 31, 2012.
          “Term Note” shall have the meaning provided in Section 1.05(a).
          “Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period. Notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Fourth Restatement Effective Date, such period shall be a one-year period ending on the last day of the fiscal quarter last ended, with any calculations of Consolidated Fixed Charges and Consolidated EBITDA required in determining compliance with Section 8.07 or 8.08 to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentences. To the extent the respective Test Period (i) includes the fiscal quarter of the Borrower ended June 30, 2005, Consolidated EBITDA for such fiscal quarter shall be deemed to be $661,000,000, (ii) includes the fiscal quarter of the Borrower ended September 30, 2005, Consolidated EBITDA for such fiscal quarter shall be deemed to be $583,000,000, (iii) includes the fiscal quarter of the Borrower ended December 31, 2005, Consolidated Fixed Charges and Consolidated EBITDA for such fiscal quarter shall be deemed to be $446,000,000 and $670,000,000, respectively, (iv) includes the fiscal quarter of the Borrower ended March 31, 2006, Consolidated Fixed Charges and Consolidated EBITDA for such fiscal quarter shall be deemed to be $494,000,000 and $665,000,000, respectively and (v) includes the fiscal quarter ended June 30, 2006, Consolidated Fixed Charges and Consolidated EBITDA shall be determined by taking actual Consolidated Fixed Charges or Consolidated EBITDA, as the case may be, determined in accordance with the respective definition therefor for such fiscal quarter (determined on a pro forma basis (in a manner satisfactory to the Lead Agents), as if the Transaction had been consummated prior to the first day of such fiscal quarter); provided that any additional adjustments required by the definition of Pro Forma Basis for occurrences after the Fourth Restatement Effective Date shall also be made.
          “Third Amended and Restated Credit Agreement” shall have the meaning provided in the first recital of this Agreement.
          “Total Commitment” shall mean, at any time, the sum of the Commitments of each Lender at such time.
          “Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
          “Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.
          “Total Unutilized Revolving Loan Commitment” shall mean, at any time, the portion of the Total Revolving Loan Commitment equal to the excess of (x) the Total Revolving Loan Commitment at such time over (y) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans at such time and (ii) the Letter of Credit Outstandings at such time.
          “Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and Swingline Loans; provided that for purposes of Sections 1.14, 12.04(b) and 12.12(a) and (b), Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche.”
          “Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the execution, delivery and performance by each Credit Party of the Initial New Senior Notes Documents to which it is a party, the issuance of the Initial New Senior Notes and the use of proceeds thereof, (iii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (iv) the occurrence of the Fourth Restatement Effective Date and the incurrence of Term Loans and other extensions of credit hereunder on such date, (v) the execution and delivery of the RAI Assumption Agreement and the RAI Existing Senior Notes Assumption and Indemnification Agreement, (vi) the issuance of, and the making of any intercompany loans evidenced by, the RJRTH Intercompany Note, and (vii) the payment of all fees and expenses in connection with the foregoing.

          “Trigger Event” shall mean that the Applicable Corporate Credit Rating issued by each Rating Agency is at least one level below the Minimum Investment Grade Rating or that the Applicable Corporate Credit Rating issued by either Rating Agency is at least two levels below the Minimum Investment Grade Rating.
          “Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Reference Rate Loan or Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under such Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.
          “Unpaid Drawing” shall have the meaning provided in Section 2.04(a).
          “Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.
          “U.S. Dollars” shall mean freely transferable lawful money of the United States of America.
          “Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary of such Person.
          “Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.
          “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.
          SECTION 11. The Lead Agents.
          11.01 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB and LCPI, as Lead Agents (such term as used in this Section 11 to include each Lead Agent acting as Administrative Agent or Syndication Agent, as applicable, and the Administrative Agent acting as Collateral Agent) for such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes JPMCB and LCPI, as the Lead Agents for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the respective Lead Agents by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lead Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Lead Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Lead Agent. The provisions of this Section 11 are solely for the benefit of the Lead Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof, provided that the Borrower shall have the rights granted to it pursuant to Section 11.09. In performing its functions and duties under this Agreement and each other Credit Document, each Lead Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for either Credit Party. No Lender which is a Syndication Agent (other than LCPI), Documentation Agent, Managing Agent, Co-Agent, Participant, Joint Lead Arranger or Joint Bookrunner (as such Lender may be designated in such capacity pursuant to the signature pages hereto or otherwise) shall have any duties or obligations in its capacity as such under this Agreement.
          11.02 Delegation of Duties. Each Lead Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lead Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.
          11.03 Exculpatory Provisions. No Lead Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Subsidiary or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Lead Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. No Lead Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any Subsidiary. No Lead Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by any Lead Agent to the Lenders or by or on behalf of the Borrower or any Subsidiary to any Lead Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or Letters of Credit or of the existence or possible existence of any Default or Event of Default.

          11.04 Reliance by Lead Agents. Each Lead Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by such Lead Agent. Each Lead Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Lead Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.12(a), all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          11.05 Notice of Default. No Lead Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Lead Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Lead Agent receives such a notice, such Lead Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          11.06 Non-Reliance on Lead Agents and Other Lenders. Each Lender expressly acknowledges that no Lead Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Lead Agent hereafter taken, including any review of the affairs of the Borrower or any Subsidiary, shall be deemed to constitute any representation or warranty by any Lead Agent to any Lender. Each Lender represents to each Lead Agent that it has, independently and without reliance upon any Lead Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Lead Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Lead Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of such Lead Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          11.07 Indemnification. The Lenders agree to indemnify each Lead Agent in its capacity as such ratably according to the sum of their outstanding Term Loans and their aggregate Revolving Loan Commitments (or, if the Total Revolving Loan Commitment has been terminated, their aggregate Revolving Loan Commitments as in effect immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Lead Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted to be taken by any Lead Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided that no Lender shall be liable to any Lead Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Lead Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to any Lead Agent for any purpose shall, in the opinion of such Lead Agent, be insufficient or become impaired, such Lead Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.
          11.08 Lead Agents in Their Individual Capacities. Each Lead Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and/or any of its Subsidiaries as though such Lead Agent were not a Lead Agent hereunder. With respect to the Loans made by it, Letters of Credit issued by it and all Obligations owing to it, each Lead Agent shall have the same rights and powers under this Agreement and each other Credit Document as any Lender and may exercise the same as though it were not a Lead Agent, and the terms “Lender” and “Lenders” shall include each Lead Agent in its individual capacity.
          11.09 Successor Lead Agents, etc. (a) Each Lead Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 9.05 then exists, the Borrower. Any such resignation by a Lead Agent hereunder shall also constitute its resignation (if applicable) as a Letter of Credit Issuer and the Swingline Lender, in which case the resigning Lead Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Letter of Credit Issuer or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon (i) in the case of the Lead Agent serving as Administrative Agent and/or Collateral Agent, the appointment of a successor Administrative Agent and/or Collateral Agent pursuant to clauses (b) and (c) below or as otherwise provided below and (ii) in the case of any other Lead Agent, on such 30th Business Day following delivery of the notice described above.
          (b) Upon any such notice of resignation by a Lead Agent then serving as Administrative Agent and Collateral Agent, the Required Lenders shall appoint a successor Lead Agent hereunder and/or under the other Credit Documents to act in such capacities which shall be a commercial bank or trust company acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Lead Agent shall not have been so appointed within such 30 Business Day period as contemplated by preceding clause (b), the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Lead Agent who shall serve as Administrative Agent and Collateral Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Lead Agent to act in such capacities as provided above.
          (d) If no successor Lead Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by such Lead Agent, such Lead Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Lead Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Lead Agent as provided above.
          (e) Upon a resignation of any Lead Agent pursuant to this Section 11.09, such Lead Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 shall continue in effect for the benefit of such Lead Agent for all of its actions and inactions while serving as such Lead Agent.
          SECTION 12. Miscellaneous.
          12.01 Payment of Expenses, etc. (a) The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of (x) the Agents, whether or not the transactions herein contemplated are consummated, in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP), (y) each Letter of Credit Issuer incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (z) each Lead Agent, each Letter of Credit Issuer, the Swingline Lender and each of the Lenders in connection with the enforcement of or protection of its rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each Lead Agent and for each of the Lenders incurred during any workout, restructuring or negotiations in respect of any Credit Event); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Agent, the Collateral Agent, each Letter of Credit Issuer, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claims, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay or hold harmless any Agent, the Collateral Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          (b) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender under paragraph (a) of this Section, each Lender severally agrees to pay to such Agent, the Collateral Agent, such Letter of Credit Issuer or the Swingline Lender, as the case may be, such Lender’s proportional share (determined (x) using such Lender’s respective “percentage” as used in determining the Required Lenders as if there were no Defaulting Lenders and (y) as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claims, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Collateral Agent, such Letter of Credit Issuer or the Swingline Lender in its capacity as such.
          (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the Transaction, any Loan or Letter of Credit or the use of the proceeds thereof.
          (d) All amounts due under this Section shall be payable promptly after written demand therefor.
          12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender and each of its Affiliates is hereby authorized at any time or from time to time, to the fullest extent permitted by law, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other obligations at any time held or owing by such Lender of Affiliate (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          12.03 Notices. (a) Except as otherwise expressly provided herein (including Section 12.03(b) below), all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender, at its address specified for such Lender on Annex II hereto or its Administrative Questionnaire; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 1, 2, 3 or 4 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that (i) the Borrower may not assign or transfer any of its interests hereunder, except to the extent any such assignment results from the consummation of a transaction permitted under Section 8.02, without the prior written consent of each of the Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 12.04. Notwithstanding the foregoing or anything else in this Section 12.04, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and including further, in the case of any Lender that is a fund, all or any portion of its Notes of Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be, and this Section shall not apply to any such pledge or assignment of a security interest; provided however that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (b) Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining rights and obligations hereunder on the basis set forth below in this clause (b).
          (A) Assignments. At any time, each Lender may assign pursuant to an Assignment Agreement substantially in the form of Exhibit E hereto (each, an “Assignment Agreement”) all or a portion of its rights and obligations hereunder (including all or a portion of any of its Commitments and the Loans at the time owing to it) pursuant to this clause (b)(A) to one or more Lenders and/or their affiliates and/or one or more Eligible Transferees, in any such case with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, the Administrative Agent and each Significant Letter of Credit Issuer, provided that (x) the consent of the Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (y) no consent of the Administrative Agent, any Significant Letter of Credit Issuer or the Borrower shall be required for any assignment of Term Loans. Each assignment shall be subject to the following additional conditions:
     (I) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment or Loans of any Tranche, the amount of the Revolving Loan Commitment or Loans of each Tranche of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Term Loans and (y) $5,000,000 in the case of Revolving Loan Commitments (and related Obligations), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
     (II) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans; and
     (III) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          Any assignment to another Lender pursuant to this clause (b)(A) will become effective upon the payment to the Administrative Agent by (I) either the assigning or the assignee Lender or (II) in the case of an assignment pursuant to Section 1.14, the Replacement Lender, of a nonrefundable assignment fee of $3,500, the satisfaction of clause (III) of the preceding sentence (if applicable), the receipt of any written consents to such assignment required above and the recording by the Administrative Agent of such assignment, and the resultant effects thereof on the Commitments and outstanding Loans of the assigning Lender and the assignee Lender, in the Register, the Administrative Agent hereby agreeing to effect such recordation no later than five Business Days after its receipt of a written notification by the assigning Lender and the assignee Lender of the proposed assignment, provided that the Administrative Agent shall not be required to (but may if it so elects) so record any assignment in the Register on or after the date on which any proposed amendment, modification or supplement in respect of this Agreement has been circulated to the Lenders for approval until the earlier of (x) the effectiveness of such amendment, modification or supplement in accordance with Section 12.12(a) or (y) 30 days following the date on which such proposed amendment, modification or supplement was circulated to the Lenders. Upon the effectiveness of any assignment pursuant to this clause (b)(A), (x) the assignee will become a “Lender” for all purposes of this Agreement and the other Credit Documents with a Commitment and/or outstanding Loans as so recorded by the Administrative Agent in the Register, and to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder with respect to the portion of its Commitment and/or Loans being assigned, (y) Annex I shall be deemed to be amended to reflect the Commitment and outstanding Loans of the respective assignee and of the other Lenders and (z) the Borrower shall issue new Notes (in exchange for the Note of the assigning Lender) to the assigning Lender (to the extent such Lender’s Commitment or outstanding Loans, as the case may be, are not reduced to zero as a result of such assignment) and to the assignee Lender, in each case to the extent requested by the assigning Lender or assignee Lender, as the case may be, in conformity with the requirements of Section 1.05 to the extent needed to reflect the revised Commitments and/or outstanding Loans of such Lenders. The Administrative Agent will (x) notify each Letter of Credit Issuer within 5 Business Days of the effectiveness of any assignment hereunder and (y) prepare on the last Business Day of each calendar quarter during which an assignment has become effective pursuant to this clause (b)(A) a new Annex I giving effect to all such assignments effected during such quarter and will promptly provide same to the Borrower and each of the Lenders. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (B) Participations. Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests and obligations hereunder pursuant to this clause (b)(B) to any Eligible Transferee, provided that (i) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a Lender hereunder and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (u) extend the scheduled final maturity of any Loan, Commitment or Note, or any portion thereof, in which such participant is participating, (v) reduce the interest rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees applicable to any of the Loans, Commitments or Letters of Credit or reduce the principal amount thereof, (w) release Reynolds Tobacco from its Guaranty, (x) at any time Collateral is pledged pursuant to the Security Documents release (other than pursuant to the automatic release provided for in Section 7.10 or as otherwise expressly permitted by the Security Documents) all or substantially all of the Collateral, (y) amend, modify or waive any provision of this clause (B) (other than technical amendments which do not adversely affect the rights of any Lender) or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Sections 1.10, 1.11, 2.05 and 4.04 on the same basis as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.15.
          (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.
          (b) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by the preceding clause (b)(A) will upon its becoming party to this Agreement represent, that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) through (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.
          (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (each, an “SPC”) of such Granting Lender, identified as such in writing from time to time by the respective Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 1.01(a), provided that (i) nothing herein shall constitute a commitment to make any Revolving Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the respective Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the respective Granting Lender to the same extent, and as if, such Revolving

Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable and (y) the Granting Lender for any SPC shall be (and hereby agrees that it is) liable for any payment under this Agreement for which the SPC would be liable in the absence of preceding clause (x). In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Revolving Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Revolving Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
          (f) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Unpaid Drawings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Lead Agent, the Administrative Agent, any Letter of Credit Issuer or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and any Lead Agent, the Collateral Agent, the Swingline Lender, any Letter of Credit Issuer or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Lead Agent, the Collateral Agent, the Swingline Lender, any Letter of Credit Issuer or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lead Agents, the Collateral Agent, the Swingline Lender, the Letter of Credit Issuers or the Lenders to any other or further action in any circumstances without notice or demand. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section

12.12(a), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality for the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Letter of Credit Issuer may have had notice or knowledge of such Default or Event of Default at the time.
          12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement or any other Credit Document, distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or Lender’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash (without recourse or warranty) from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          12.07 Calculations; Computations. (a) The financial statements to be furnished to the Administrative Agent (for the benefit of the Lenders) pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the financial statements for the fiscal year of the Borrower ended December 31, 2005 delivered to the Administrative Agent pursuant to Section 7.01(b), provided that in the event GAAP shall be modified from that in effect at the time of the preparation of such financial statements, the Borrower shall be entitled to utilize GAAP, as so modified, for purposes of such computations to the extent that (x) the Borrower gives the Administrative Agent 30 days’ prior written notice of such proposed modification and (y) prior thereto the Borrower and the Lead Agents shall have agreed upon adjustments, if any, to Sections 8.05, 8.07, 8.08 and 8.13 (and the definitions used therein), the sole purpose of which shall be to give effect to such proposed change (it being understood and agreed that to the extent that the Borrower and the Lead Agents cannot agree on appropriate adjustments to such Sections (or that no adjustments are necessary), the proposed change may not be effected); and provided, further, that if at any time the computations determining compliance with Section 8 (and the definitions used therein) utilize accounting principles different from those utilized in the financial statements furnished to the Administrative Agent pursuant to this Agreement, such financial statements shall be accompanied by reconciliation work-sheets. Notwithstanding the foregoing, for purposes of the computations determining compliance with Section 8, all expenses and other charges arising from any settlement of tobacco liability which are required by GAAP to be retroactively applied to a previous fiscal quarter of the Borrower shall instead be accrued in the fiscal quarter in which such expenses and charges occur.
          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (or in the case of Reference Rate Loans determined by reference to the Base Rate, 365/366 days).
          (c) All determinations of the Stated Amount of Letters of Credit and of the principal amount of Unpaid Drawings, in each case to the extent denominated in a currency other than U.S. Dollars, shall be made by converting same into U.S. Dollars at (x) if a Currency Agreement has been entered into by the Borrower and/or any of its Subsidiaries in connection with such Indebtedness, and is in effect at the time of such determination, the rate provided in such Currency Agreement, provided that this clause (x) shall not be applicable (I) unless the Administrative Agent has received sufficient information from the Borrower to determine the exchange rate established by such Currency Agreement and the duration thereof, or (II) to any determination of the Borrower’s obligation to reimburse in U.S. Dollars a Drawing under a Letter of Credit denominated in a currency other than U.S. Dollars, (y) in the case of a determination of the Borrower’s obligation to reimburse in U.S. Dollars a Drawing under a Letter of Credit denominated in a currency other than U.S. Dollars, the spot exchange rate for the currency in question of the Letter of Credit Issuer on the date of such Drawing or (z) if the provisions of the foregoing clauses (x) and (y) are not applicable, the “official” exchange rate, if applicable, or the spot exchange rate for the currency in question calculated by the Administrative Agent on the last Business Day of the month then last ended preceding the date on which any such determination is being made and at such other times as the Administrative Agent elects to make such determination, it being understood that the Administrative Agent shall have no obligation to make any such other determinations. The Administrative Agent will promptly notify the Borrower and each Letter of Credit Issuer of its determinations hereunder.
          12.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN CERTAIN SECURITY DOCUMENTS EXPRESSLY PROVIDING OTHERWISE) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lead Agent, the Collateral Agent, any

Letter of Credit Issuer, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          12.09 Counterparts; Severability. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          (b) Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any jurisdiction.
          12.10 Execution. The Fourth Amended and Restated Credit Agreement shall be fully executed on the date (the “Fourth Restatement Execution Date”) on which the Borrower, each Lender (as defined in the Third Amended and Restated Credit Agreement) and each Lender shall have signed a copy thereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Administrative Agent’s Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Fourth Restatement Execution Date.
          12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.12 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders; provided that (x) no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly affected thereby, (i) extend any Scheduled Repayment or the scheduled final maturity of any Loan or Note, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)) or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory repayments or a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (ii) release any Subsidiary from the Subsidiary Guaranty, except in connection with a sale or other disposition of such Subsidiary permitted by this Agreement, (iii) at any time Collateral is pledged pursuant to the Security Documents release (other than pursuant to the automatic release provided for in Section 7.10 or as otherwise expressly permitted by the Security Documents) all or substantially all of the Collateral, (iv) amend, modify or waive any provision of this Section (other than technical amendments which do not adversely affect the rights of any Lender), or Section 12.06 in a manner that would alter the pro rata sharing of payments required thereby, (v) reduce the percentage specified in the definition of Required Lenders or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; and (y) the financial covenants set forth in Sections 8.05, 8.07, 8.08 and 8.13 (and the defined terms used therein) may be adjusted with the consent of the Borrower and the Lead Agents to the extent provided in Sections 7.09 and 12.07(a). No provision of Section 11 may be amended or modified without the consent of any Lead Agent adversely affected thereby. The obligations of the Swingline Lender to make Swingline Loans, the terms of any such Swingline Loans and the obligations of the other Lenders to fund Mandatory Borrowings shall not be amended or modified without the consent of the Swingline Lender. The terms of Section 2 shall not be amended or modified without the consent of any Letter of Credit Issuer adversely affected thereby.
          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clause (x) of the proviso appearing in the first sentence of Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.14, so long as (i) at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, and (ii) all non-consenting Lenders whose individual consent is required are treated the same.
          12.13 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation by any such other party or in its behalf and notwithstanding that any Lead Agent, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Loan Commitments have not expired or terminated. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.05, 4.04, 11.07 or 12.01 shall survive the execution and delivery of this Agreement and the making of the Loans, the issuances of Letters of Credit, the repayment of the Obligations and the termination of the Total Commitment.
          12.14 Domicile of Loans. Subject to Section 12.04, each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.05 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.
          12.15 Confidentiality. (a) Each of the Administrative Agent, the Letter of Credit Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in (which shall be an Eligible Transferee), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.15 or (ii) becomes available to the Administrative Agent, the Letter of Credit Issuer or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower, its Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, the Letter of Credit Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          (b) EACH LENDER ACKNOWLEDGES THAT THE INFORMATION AS DEFINED IN SECTION 12.15(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE OTHER CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          12.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          12.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          12.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          12.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the actions relating to the Mortgages and Real Property of the Borrower and its Subsidiaries and such other matters described on Annex X shall be completed in accordance with Annex X. The provisions of Annex X shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety.
          All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents). The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.
          12.20 Special Provisions Relating to Amendment and Restatement. (a) The Required Lenders under, and as defined in, the Third Amended and Restated Credit Agreement hereby consent to the “refinancing indebtedness” under this Agreement being treated as “indebtedness pursuant to the Credit Agreement” for purposes of the Pledge Agreement, the Security Agreement, the Intercompany Subordination Agreement and the Mortgages. The Borrower, for its part, hereby gives notice that the refinancing indebtedness under this Agreement shall be treated as “issued under the Credit Agreement” for purposes of the Pledge Agreement, Security Agreement, the Intercompany Subordination Agreement and the Mortgages.
          (b) The parties hereto acknowledge and agree that:
     (i) the Borrower and its Subsidiaries (as defined in the Third Amended and Restated Credit Agreement) executed and delivered the Security Documents (as defined in the Third Amended and Restated Credit Agreement) in favor of the Collateral Agent on behalf of the Secured Creditors (as defined in the Third Amended and Restated Credit Agreement) to secure the payment and performance of, inter alia, the Obligations (as defined in the Third Amended and Restated Credit Agreement);
     (ii) the security interests granted to the Collateral Agent on behalf of the Secured Creditors pursuant to the Security Documents (as defined in the Third Amended and Restated Credit Agreement) shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the terms of such Security Documents and shall continue to secure the Obligations (as defined in such Security Documents);
     (iii) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Third Amended and Restated Credit Agreement) arising in connection with the Third Amended and Restated Credit Agreement and other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) executed in connection therewith;
     (iv) (a) the Third Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Indebtedness (as defined in the Third Amended and Restated Credit Agreement) under the Third Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other Obligations hereunder; (b) all Liens evidenced by the Credit Documents (as defined in the Third Amended and Restated Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and (c) the Credit Documents are intended to restate, renew, extend, consolidate, amend and modify the Third Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) executed in connection therewith; and
     (v) (a) the provisions of the Third Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby or the other corresponding Credit Documents, are hereby superseded and replaced by the provisions hereof and of the corresponding other Credit Documents; (b) the Notes restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede, but do not extinguish, the Indebtedness (as defined in the Third Amended and Restated Credit Agreement) arising under the Notes (as defined in the Third Amended and Restated Credit Agreement) issued pursuant to the Third Amended and Restated Credit Agreement; and (c) the execution and delivery of the Credit Documents, and the performance by Credit Parties of their respective obligations thereunder shall not constitute a novation.
          (c) By its execution and delivery of this Agreement, each of the Lenders hereby (i) consents to the execution and delivery of the RAI Assumption Agreement by the Borrower and RJRTH and the assignment by RJRTH to the Borrower, and the Borrower’s assumption, of all of RJRTH’s rights and obligations under the Third Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Third Amended and Restated Credit Agreement) to which RJRTH is a party, effected thereby, (ii) authorizes the Administrative Agent (on behalf of such Lender) to execute and acknowledge the RAI Assumption Agreement on its behalf, (iii) consents to the release of the pledge of the capital stock of RJRTH held by the Borrower pursuant to the Pledge Agreement (as defined in the Third Amended and Restated Credit Agreement and as in effect immediately prior to the Fourth Restatement Effective Date) (it being understood that the capital stock of RJRTH held by the Borrower shall be re-pledged in favor of the Collateral Agent pursuant to the Pledge Agreement on the Fourth Restatement Effective Date in accordance with the terms of the Pledge Agreement) and (iv) consents to the release of the pledge of the capital stock of Reynolds Tobacco held by RJRTH pursuant to the Pledge Agreement (as defined in the Third Amended and Restated Credit Agreement and as in effect immediately prior to the Fourth Restatement Effective Date) (it being understood that the capital stock of Reynolds Tobacco held by RJRTH shall be re-pledged in favor of the Collateral Agent to secure the RJRTH Intecompany Note Obligations (as defined in the Pledge Agreement) on the Fourth Restatement Effective Date, all as more particularly set forth in the Pledge Agreement).
          SECTION 13. Borrower Guaranty.
          13.01 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder, to induce the Credit Card Issuers to enter into and/or maintain Secured Credit Card Agreements, to induce the Lenders or any of their respective affiliates to enter into Hedging Agreements and to induce Calyon to maintain the Existing Interest Rate Swap Agreement and, in recognition of the direct benefits to be received by the Borrower from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into and/or maintenance of Secured Credit Card Agreements and Hedging Agreements, the Borrower hereby agrees as follows: the Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the Borrower unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Borrower Guaranty is a guaranty of payment and not of collection. This Borrower Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Borrower, notwithstanding any revocation of this Borrower Guaranty or any other instrument evidencing any liability of any other Guaranteed Party, and the Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          13.02 Bankruptcy. Additionally, the Borrower unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 9.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.
          13.03 Nature of Liability. The liability of the Borrower hereunder is exclusive and independent of any guaranty of the Guaranteed Obligations whether executed by the Borrower, any other guarantor or by any other party, and the liability of the Borrower hereunder is not affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05, or (g) the lack of validity or enforceability of any Credit Document or any other instrument relating thereto.
          13.04 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Borrower Guaranty, and this Borrower Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations of the Borrower. The obligations of the Borrower hereunder are independent of the obligations of any Guaranteed Party, any other guarantor or any other Person and a separate action or actions may be brought and prosecuted against the Borrower whether or not action is brought against any Guaranteed Party, any other guarantor or any other Person and whether or not any Guaranteed Party, any other guarantor or any other Person be joined in any such action or actions. The Borrower waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party with respect to any Guaranteed Obligations or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the Borrower.
          13.05 Authorization. The Borrower authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
     (i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon) or any liability incurred directly or indirectly in respect thereof, and this Borrower Guaranty made shall apply to the Guaranteed Obligations as so changed, extended, renewed, increased or altered;

     (ii) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (iii) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;
     (iv) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;
     (v) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to their respective creditors other than the Guaranteed Creditors;
     (vi) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;
     (vii) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Secured Credit Card Agreement, any Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Secured Credit Card Agreement, any Hedging Agreement or any of such other instruments or agreements; and/or
     (viii) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Borrower from its liabilities under this Borrower Guaranty.
          13.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder by the Borrower.
          13.07 Subordination. Any of the indebtedness of any Guaranteed Party now or hereafter owing to the Borrower is hereby subordinated to the Guaranteed Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to the Borrower shall be collected, enforced and received by the Borrower for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Borrower under the other provisions of this Borrower Guaranty. Prior to the transfer by the Borrower to any

Person (other than a Subsidiary Guarantor) of any note or negotiable instrument evidencing any of the indebtedness of any Guaranteed Party to the Borrower, the Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Borrower hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Borrower Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.
          13.08 Waiver. (a) Each Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Borrower waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of the Borrower hereunder except to the extent the Guaranteed Obligations of the Borrower have been paid in full in cash. The Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Borrower against any Guaranteed Party or any other party or any security.
          (b) The Borrower waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Borrower Guaranty, and notices of the existence, creation, modification or incurring of new or additional Guaranteed Obligations. The Borrower assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Borrower assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Borrower of information known to it regarding such circumstances or risks.
          (c) Until such time as the Guaranteed Obligations have been paid in full in cash, the Borrower hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Borrower Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Borrower Guaranty.
          13.09 Payments. All payments made by the Borrower pursuant to this Section 13 shall be made in U.S. Dollars. All payments made by the Borrower pursuant to this Section 13 will be made without setoff, counterclaim or other defense, and shall be subject to the payment provisions applicable to the Borrower in Sections 4.03 and 4.04.
* * *

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

REYNOLDS AMERICAN INC.
By:	/s/ Daniel A. Fawley
	Name:	Daniel A. Fawley
	Title:	Senior Vice President & Treasurer

Credit Agreement

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent, Lead Agent, Joint Lead Arranger and Joint Bookrunner
By:	/s/ Robert T. Sacks
	Name	Robert T. Sacks
	Title:	Managing Director

Credit Agreement

LEHMAN BROTHERS INC., as a Joint Lead Arranger and Joint Bookrunner
By:	/s/ Jeffrey Abt
	Name	Jeffrey Abt
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC., Individually and as Syndication Agent
By:	/s/ Jeffrey Abt
	Name	Jeffrey Abt
	Title:	Authorized Signatory

Credit Agreement

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

BAYERISCHE HYPO- UND VEREINSBANK AG, New York Branch

By:	/s/Marianne Weinzinger

Name: Marianne Weinzinger Title: Director

By:	/s/Richard Cordover

Name: Richard Cordover Title: Director

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

CITICORP USA, INC. As Syndication Agent and as Lender

By:	/s/Carolyn A. Kee

Name: Carolyn A. Kee Title: Vice President

CITIBANK, N.A., as Letter of Credit Issuer

By:	/s/Carolyn A. Kee

Name: Carolyn A. Kee Title: Vice President

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

City National Bank of New Jersey

By:	/s/Louis E. Prezeau

Name: Louis E. Prezeau Title: President & CEO

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

Farm Credit Bank of Texas

By:	/s/Isaac E. Bennett

Name: Isaac E. Bennett Title: Vice President

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

Farm Credit Services of Minnesota Valley, PCA dba

FCS Commercial Finance Group

By:	/s/Daniel J. Best

Name: Daniel J. Best Title: Commercial Loan Officer

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/Peter DiBiasi

Name: Peter DiBiasi Title: Duly Authorized Signatory

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

Goldman Sachs Credit Partners

By:	/s/William Archer

Name: William Archer Title: Authorized Signatory

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

LEHMAN COMMERCIAL PAPER INC.

By:	/s/Janine M. Shugan

Name: Janine M. Shugan Title: Authorized Signatory

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

MIZUHO CORPORATE BANK, LTD.

By:	/s/James Fayen

Name: James Fayen Title: Deputy General Manager

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

MORGAN STANLEY BANK

By:	/s/Daniel Twenge

Name: Daniel Twenge Title: Vice President

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

NATIONAL CITY BANK

By:	/s/Nina Myers

Name: NINA MYERS Title: ACCOUNT OFFICER

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

Raymond James Bank, FSB

By:	/s/Thomas F. Macina

Name: Thomas F. Macina Title: Senior Vice President

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Scotiabanc Inc.

By:	/s/William Zarrett

Name: William Zarrett Title: Managing Director

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

The Bank of Nova Scotia:

By:	/s/Dana Maloney

Name: Dana Maloney Title: Managing Director

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

The Bank of New York

By:	/s/David C. Siegel

Name: David C. Siegel Title: Vice President

SIGNATURE PAGE TO THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 31, 2006, AMONG REYNOLDS AMERICAN INC., THE VARIOUS LENDING INSTITUTIONS FROM TIME TO TIME PARTY THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, LEHMAN COMMERCIAL PAPER INC. AND CITICORP USA, INC., AS SYNDICATION AGENTS, GENERAL ELECTRIC CAPITAL CORPORATION, AS DOCUMENTATION AGENT, LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. AND GENERAL ELECTRIC CAPITAL CORPORATION, AS JOINT LEAD ARRANGERS AND LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC., AS JOINT BOOKRUNNERS

Name of Institution:

Wachovia Bank, National Association

By:	/s/Denis Waltrich

Name: Denis Waltrich Title: Associate

ANNEX I
LENDERS AND COMMITMENTS

	Revolving Loan	Term
Lender	Commitment	Loan Commitment
JPMorgan Chase Bank, N.A.	$50,000,000	$516,666,666.67
Lehman Commercial Paper Inc.	$50,000,000	$516,666,666.67
Citicorp USA, Inc.	$50,000,000	$516,666,666.66
General Electric Capital Corporation	$50,000,000
Mizuho Corporate Bank, Ltd.	$50,000,000
AG First Farm Credit	$45,000,000
Farm Credit Bank of Texas	$45,000,000
Morgan Stanley	$30,000,000
The Bank of Nova Scotia	$30,000,000
Wachovia Bank, National Association	$30,000,000
Bank of New York	$30,000,000
HVB	$20,000,000
National City Bank	$15,000,000
Goldman Sachs	$15,000,000
Raymond James Bank, FSB	$15,000,000
City National Bank of New Jersey	$15,000,000
Farm Credit Services of Minnesota Vally, PCA dba FCS Commercial Finace Group	$10,000,000
Total:	$550,000,000	$1,550,000,000

ANNEX II
LENDER ADDRESSES

Lender	Address
JPMorgan Chase Bank, N.A.	270 Park Avenue, Floor 4
New York, NY 10017
Attn: Robert T. Sacks
Tel: 212-270-42118
Fax: 212-270-6637
e-mail: robert.sacks@jpmorgan.com

with a copy to:

270 Park Avenue, Floor 15
New York, NY 10017
Attn: Raju Nanoo

with a copy to:

1111 Fannin Street, Floor 10
Houston, TX 77002-6925
Attn: Jennifer A. Anyingbo
Tel: 713-750-2110
Fax: 713-750-2782
e-mail: Jennifer.anyigbo@jpmorgan.com

Lehman Commercial Paper Inc.	745 Seventh Avenue
New York, NY 10019
Attention: Joylynn A. Jarvis/Janine Shugan
Telephone: 212-526-6560/212-526-8625
Facsimile: 212-520-0450/917-522-0139
E-mail: JJarvis@lehman.com
jshugan@lehman.com

Citicorp USA, Inc.	400 Perimeter Center Terrace, NE
Suite 600
Atlanta, GA 30346
Attention: Kirk Lakeman
Telephone: 770-668-8120
Facsimile: 404-935-9831
E-mail: kirk.p.lakeman@citigroup.com